EXHIBIT 10.07

                                    AGREEMENT

      This Agreement, dated as of October 2, 2000, between Blue River Bancshares, Inc., an Indiana corporation ("Blue River"), and Larry T. Toombs (hereinafter referred to as the "Executive").

                                    RECITALS

      The Executive has recently been employed by Blue River as its President and President and Chief Executive Officer of Blue River's subsidiary, Shelby County Bank (the "Bank", and the Bank and Blue River are collectively referred to as the "Company"). Because of the Executive's extensive experience and his familiarity with the affairs of the Company, the Company wishes to assure that, in the event of a "Change in Control" as hereinafter defined, it will continue to have the Executive available to perform duties substantially similar to those currently being performed by him and to continue to contribute to the Company's growth and success. The Executive is willing to commit to continue in the performance of his services for the Company upon the terms and conditions set forth herein.

                                    COVENANTS

      NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. EMPLOYMENT.

      (a) The Company hereby agrees that, effective upon a "Change in Control," and provided that Executive is still serving as an executive officer of the Company at that time, it will continue to employ Executive as an executive officer of Blue River and/or the Bank to perform the duties described herein, and Executive hereby accepts such employment on the terms and conditions stated herein. It is understood that prior to such "Change in Control," this Agreement shall confer no rights of employment or other benefits (or obligations) whatsoever upon Executive, and that Executive shall remain subject to termination at Will.

      (b) The term "Change in Control" used herein shall mean (i) any merger, consolidation or similar transaction which involves the Company or the Bank and in which persons who are the shareholders of the Company immediately prior to such transaction own, immediately after such transaction, shares of the surviving or combined entity which possess voting rights equal to or less than fifty percent of the voting rights of all shareholders of such entity, determined on a fully diluted basis; (ii) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of the Company or the Bank; (iii) any tender, exchange, sale or other disposition (other than dispositions of the stock of the Company or the Bank in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchases (other than purchases by the Company or any company-sponsored employee benefit plan, or purchases by members of the Board of Directors of the Company or the Bank) of more than twenty-five percent of the common stock of the Company or the Bank; (iv) during any period of two consecutive years while Executive is employed by the Company, individuals who at the date hereof constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each director at the beginning of such period has been approved by directors representing at least a majority of the directors then in office who were directors on the date hereof; or (v) a majority of the Board of Directors or a majority of the shareholders of the Company approve, adopt, agree to recommend, or accept any agreement, contract, offer or other arrangement providing for, or any series of transactions resulting in, any of the transactions described above. Notwithstanding the foregoing, a Change in Control shall not occur as a result of the issuance of stock by the Company or the Bank in connection with any private placement offering of its stock or any public offering of its stock.

      2. TERM OF EMPLOYMENT. Subject to provisions for termination set forth herein, the term of Executive's employment hereunder shall commence on the date of a "Change of Control" and shall extend until two years after the date of such "Change in Control." The Term of Employment shall be automatically renewed at the end of the initial two year term and each extension thereof for an additional year unless either the Executive or the Company gives written notice not later than 6 months prior to the end of the initial term or any extension thereof, stating that the Executive or the Company elects not to extend or further extend the term of Executive's employment hereunder.

      3. DUTIES OF EXECUTIVE. Executive shall be an executive officer of Blue River and/or the Bank and shall perform such duties and responsibilities for the Company as may be assigned to him by the Company. During the term of his employment, Executive shall devote substantially all of his business time, attention and energy, and his reasonable best efforts, to the interests and business of the Company and to the performance of his duties and responsibilities on behalf of the Company.

      4. COMPENSATION. Throughout the term of Executive's employment hereunder, the Company shall pay Executive, for services to be rendered by him hereunder, a guaranteed minimum salary at an annual rate equal to $100,000.00, less all applicable federal and state income tax withholding, FICA taxes and other payroll taxes. The guaranteed minimum salary shall be reviewed by the Company on a yearly basis to ascertain if any upward adjustment in the annual rate is in order, and if any increase is made, the new annual rate shall become the guaranteed minimum salary under this section 4. Such compensation shall be payable bi-weekly.

      5. VACATION. During the period of Executive's employment hereunder, Executive shall be entitled to the number of paid vacation days in each calendar year, determined by the Company from time to time for its senior executive officers, but not less than that number of weeks of vacation each year to which Executive is currently entitled. Executive shall also be entitled to all paid holidays given by the Company to its executive officers.

      6. OTHER BENEFITS. During the period of Executive's employment hereunder, the Company shall make available to the Executive such other benefits as it makes available generally to executive officers of the Company.

      7. EXPENSES. The Company shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by him in the performance of services rendered by him pursuant to this Agreement. Such expenses shall be supported by the documentary evidence required to substantiate them as income tax deductions.

      8. COVENANT RESTRICTING COMPETITION; NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

      (A) For a period of one (1) year after termination of Executive's employment or the expiration of the Term, Executive shall not divulge or furnish any trade secrets (as defined in IND. CODE section 24-2-3-2) of the Company or any confidential information acquired by him while employed by the Company concerning the policies, plans, procedures or customers of employer to any person, firm or corporation, other than the Company or upon its written request, or use any such trade secret or confidential information directly or indirectly for Executive's own benefit or for the benefit of any person, firm or corporation other than the Company, since such trade secrets and confidential information are confidential and shall at all times remain the property of the Company.

      (B) For a period of one (1) year after termination of Executive's employment or expiration of the Term, Executive shall not directly or indirectly provide banking or bank-related services to or solicit the banking or bank-related business of any customer of the Company at the time of such provision of services or solicitation which Executive served either alone or with others while employed by the Company in any city, town, borough, township, village or other place in which Executive performed services for the Company while employed by it, or assist any actual or potential competitor of the Company to provide banking or bank-related services to or solicit any such customer's banking or bank-related business in any such place.

      (C) For a period of one (1) year after termination of Executive's employment or expiration of the Term, Executive shall not, directly or indirectly, as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, engage in any banking or bank-related business or venture which competes with the business of the Company as conducted during Executive's employment by the Company within a radius of fifty (50) miles of the Company's main office or any of the Bank's branch offices.

      (D) Upon Executive's termination of employment or the expiration of the Term, Executive will turn over immediately thereafter to the Company all business correspondence, letters, papers, reports, customers' lists, financial statements, credit reports or other confidential information or documents of the Company or its affiliates in the possession or control of Executive, all of which writings are and will continue to be the sole and exclusive property of the Company or its affiliates.

      (E) In the event of a breach of the covenants contained in this section 8, the Company shall be entitled to an injunction restraining such breach in addition to any other remedies provided by law.

      (F) If any provision of this section 8 is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other provision of this Section 8 or any other part of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination will have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced.

      (G) Notwithstanding the foregoing, Executive's restrictions and covenants set forth in that certain Employment Agreement, effective March 15, 1999, by and between the Blue River and Executive, shall remain in full force and effect pursuant to the terms thereof.


      9. TERMINATION BY THE COMPANY.

            (a) DISABILITY. The Company may terminate the active employment of the Executive if, in the reasonable judgment of the board of directors of the Company, he becomes unable to satisfactorily perform his duties and responsibilities hereunder during the term of his employment because of mental or physical disability. Upon such termination, the Executive shall be relieved of all further obligations hereunder except obligations pursuant to Section 8. In the event of such termination, the Company shall continue to pay to the Executive, until the end of the term of his employment hereunder, a salary at a rate equal to the annual rate in effect on the date of such termination (as set forth in Section 4). Notwithstanding the foregoing, the amounts so payable shall be reduced by any amounts payable to the Executive during the term of his employment hereunder pursuant to any disability benefit, governmental benefit or wage continuation plan of the Company in effect.

            (b) DEATH. In the event of the death of the Executive during the Term, the Company shall make, until the end of the term of employment hereunder, payments at a rate equal to one-half of the annual rate in effect on the date of death. The payments to be made under this Section 9(b) shall not be reduced by reason of any insurance proceeds payable directly to the Executive's beneficiaries or estate pursuant to insurance carried or provided by the Company, and shall be made to such beneficiary as the Executive may designate for that purpose in written notice given to the Secretary of the Company prior to his death, or if the Executive has not so designated, then to the personal representative of his estate.

            (c) TERMINATION FOR CAUSE. In the event of fraud, defalcation, or other similar dishonesty of the Executive involving the operations, funds or other assets of the Company or its subsidiaries is established, or Executive is convicted of a crime involving moral turpitude, or Executive breaches the term of this Agreement in any material respect, then the Company may terminate this Agreement and the employment of the Executive upon giving written notice to the Executive and thereafter, neither the Executive, his surviving spouse or his estate shall be entitled to any further salary or compensation from the Company, but the Executive's obligations under Section 8 shall remain in effect. The parties agree that the provisions of this Section 9(c) shall not be utilized in any manner by the Company to avoid, negate or frustrate application of the provisions of Section 10 of this Agreement.

      10. TERMINATION BY EXECUTIVE.

            (a) IF POSITION CHANGES. It is the intention of the parties that the Executive will continue as an executive officer with Blue River and/or the Bank during the entire Term. In the event that, at any time during the Term, Executive, without his consent, does not hold such position (except by reason of termination under Section l0), Executive may terminate his employment by giving to the Secretary of the Company written notice of such termination within three months after this right to terminate arises.

            (b) IF LOCATION OF OFFICE CHANGES. In the event that, at any time during the term of employment, the Company, without employee's consent, changes the location of the Company's offices at which employee works to a location more than 35 miles from its present location, the employee may terminate his employment with the Company by giving to the Secretary of the Company notice in writing within three months after this right to termination arises.

            (c) LUMP SUM PAYMENT. In the event of termination pursuant to subsection (a) or (b) (whether or not exercisable at the time) of this Section 10, the Company shall pay to the Executive, in a lump sum and within 30 days of such termination, an amount equal to the aggregate cash compensation (based on the annual rate in effect at the time of such termination) which would have been payable to the Executive during the remaining portion of the Term had such termination not occurred, including any benefits payable to Executive. The amount payable to the Executive in connection with his participation in any stock option plan or program of the Company (or any parent or affiliate of the Company) shall be equal to the difference between the fair market value at the effective date of termination of all outstanding options (whether or not exercisable at the time) then held by the Executive less the aggregate option price that would be payable by the Executive to acquire such shares. Such amount may be paid to the Executive in cash, or at the Company's option, shall be deemed to be received by the Executive if the Executive is given the opportunity to make a "cashless exercise" of the vested portion of the shares.

      11. ASSIGNMENT. This Agreement is binding upon and shall be for the benefit of the successors and assigns of the Company, including any corporation or any other form of business organization with which the Company may merge or consolidate, or to which it may transfer substantially all of its assets. Executive shall not assign his interest in this Agreement or any part thereof.

      12. CONSENT OF THE COMPANY. Any act, request, approval, consent or opinion of the Company under this Agreement, must be in writing and may be authorized, given or expressed only by resolution of the board of directors of the Company, or by such other person as the board of directors of the Company may designate.

      13. NOTICES. Any notice required hereunder to be given shall be in writing and if:

            (a) by the Company to Executive shall be directed to him at his address set forth below, or to such other address as he shall have furnished in writing to the Company; or

            (b) by Executive to the Company shall be directed to Blue River Bancshares, Inc., 29 East Washington Street, Shelbyville, Indiana 46176, Attn:
President, or to such designee or other address as the Company shall name and have furnished in writing to Executive.

      14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana applicable to contracts made and to be performed therein.

      15. ENFORCEMENT EXPENSES. The Company agrees to reimburse the Executive for all costs and expenses incurred by him (including the reasonable fees of his counsel) in successfully enforcing any of his rights under this Agreement or any claim arising out of the breach thereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        BLUE RIVER BANCSHARES, INC.


                                        By: /s/ Steven R. Abel
                                            --------------------------------
                                            Steven R. Abel
                                            Chairman


                                        EXECUTIVE


                                        By: /s/ Lawrence T. Toombs
                                            ---------------------------------
                                            Lawrence T. Toombs
                                            President

EXHIBIT 13. THE ANNUAL REPORT TO SHAREHOLDERS OF THE COMPANY
                      FOR THE YEAR ENDED DECEMBER 31, 2001

SELECTED FINANCIAL DATA
BLUE RIVER BANCSHARES & SUBSIDIARY
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       Year Ended            Year Ended
                                                    December 31, 2001     December 31, 2000
                                                    -----------------     -----------------
OPERATIONS
Net Interest Income                                       3,816                 4,575
Non-Interest Income                                          65                   420
Provision for Loan Losses                                 1,985                 1,663
Non-Interest Expense                                      5,237                 5,591
Net Income / (Loss) before Income Taxes                  (3,340)               (2,259)
Income Tax Expense / (Benefit)                           (1,164)                 (786)
Net Income / (Loss)                                      (2,176)               (1,473)

CONSOLIDATED BALANCE SHEET DATA
Total Assets                                            125,790               161,068
Total Deposits                                          107,620               133,120
Loans, Net                                               71,936               111,772
Total Investment Securities                              29,789                21,796
Shareholders' Equity                                     12,593                14,572
Weighted Average Shares Outstanding                   1,549,913             1,530,058

GENERAL YEAR END
Number of Employees                                  35 FTE / 8 PTE        52 FTE / 16 PTE
Number of Shares Outstanding                           1,549,913             1,549,913

PER COMMON SHARE DATA
Net Income / (Loss) Per Common Share                 $    (1.40)           $    (0.96)
Net Income / (Loss) Per Common Share - Assuming
         Dilution                                    $    (1.40)           $    (0.96)

SELECTED PERFORMANCE RATIOS
Return on Average Assets                                  (1.43)%               (0.90)%
Return on Average Equity                                 (15.14)%               (9.74)%
Average Shareholders' Equity to Average Assets             9.47 %                9.26 %

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

      Statements in this report which express "belief", "intention", "expectation", or "prospects" as well as other statements which are not historical fact, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from those in such statements. Some of the factors that may generally cause actual results to differ materially from projection, forecasts, estimates and expectations include competitive factors, pricing pressures, change in legal and regulatory requirements and various economic conditions. The following information is intended to provide an analysis of the consolidated financial condition of Blue River Bancshares, Inc. (the "Company") as of December 31, 2001 and the statements of earnings, shareholders' equity, and cash flows for the years ended December 31, 2001 and December 31, 2000. This information should be read in conjunction with the Consolidated Financial Statements and footnotes incorporated by reference herein.

CRITICAL ACCOUNTING POLICIES

      Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure and is recorded at the lower of cost or fair value less estimated costs to sell. When property is acquired, it is recorded at the lower of cost or estimated fair value at the date of acquisition, with any resulting write-down charged against the allowance for loan losses. Any subsequent deterioration of the property is charged directly to real estate owned expense. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the property are charged to expense as incurred.

      Interest on real estate, commercial and installments loans is accrued over the term of the loans on a level yield basis. The Company discontinues accruing interest on loans and reverses previously accrued amounts for loans that are more than 90 days past due on commercial and consumer loans and 120 days past due on mortgage loans. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments returns to normal, in which case the loan is returned to accrual status.

      Nonrefundable loan origination fees, net of certain direct loan origination costs, are deferred and recognized as a yield adjustment over the life of the underlying loan. Any unamortized fees on loans sold are included as part of the gain/loss on sale of loans at time of sale.

      An analysis of the allowance for loan losses is performed quarterly by management to assess the appropriate levels of allowance for loan losses. This analysis is performed to recognize specific reserves allocated to classified assets, assess portfolio growth, and to monitor trends in loan delinquencies and charge-offs. Specific reserves are established based upon review of individual borrowers identified in the classified loan list, establishing the probability of loss associated with such borrowers, including comparison of loan balances versus estimated liquidation values of collateral based upon independent information sources or appraisals performed by board-approved licensed appraisers. Management establishes such specific reserves at or above minimum percentage allocations established by the Office of Thrift Supervision ("OTS") guidelines for each classification, including delinquent loans. The remaining pool of loans, excluding those classified or delinquent, is the source for the general loan loss reserve. Management evaluates this general reserve using loan loss statistics by various types of loans, as published periodically by the OTS and multiplying such loss percentages to the Bank's distribution of portfolio balances. The calculated reserve is compared to the Bank's existing reserve to establish the provision necessary to bring the actual reserve balance in compliance with the findings of the allowance analysis.

      The Bank holds certain investment securities as "available for sale". Available for sale securities are stated at their current fair value. Unrealized gains and losses associated with available for sale securities, net of taxes, are excluded from earnings and reported as a net amount in shareholders' equity until realized.

      The Bank has the ability and does hold securities classified as "held to maturity" until their respective maturities. Accordingly, such securities are stated at cost and are adjusted for amortization of premiums and accretion of discounts.

      Realized gains or losses from the sale of securities are reflected in income on specific identification basis. Interest income and the amortization of the premium and discount arising at the time of acquisition are included in interest income.

GENERAL

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The estimate most susceptible to change in the near term is the allowance for loan losses.

         On December 31, 2001, the Company's wholly owned subsidiary, Shelby County Bank (the "Bank"), completed the sale of two of its branches pursuant to a Branch Purchase and Assumption Agreement (the "Agreement") entered into with Community First Bank and Trust, an Ohio state-chartered bank ("Community") on October 17, 2001. The Agreement provided for Community's assumption of certain deposit and other liabilities and purchase of certain assets of two branch offices of the Bank. The affected branches, operating as First Community Bank, are located at 7131 West Jefferson Boulevard, Fort Wayne, Indiana and 6154 Saint Joe Center Road, Fort Wayne, Indiana (collectively, the "Branches").

      Under the terms of the Agreement, Community acquired the loans, personal property, fixed assets, cash, records, and real property lease interests of the Branches. Community also assumed specific deposit and certain other liabilities of the Branches. The Bank retained approximately $33 million of time deposits. The transaction involved the purchase of approximately $31 million in assets and the assumption of approximately $11 million in liabilities. The difference between the assets and liabilities was offset by a cash payment from Community to the Bank of approximately $20 million. Community also retained all the employees of the First Community branches.

      Total assets as of December 31, 2001 were $125,790,000, a (22%) decrease from December 31, 2000 at $161,068,000. This decrease in assets was due to efforts by the Company to strengthen capital ratios. The most significant step in this effort was the sale of the Fort Wayne banking offices and the use of the cash proceeds related to the transaction. The Bank's loan portfolio showed a decrease of ($39,836,000) from December 31, 2000, with $30,656,000 in loans being sold with the sale of the Fort Wayne branches. The Bank has also focused its efforts away from larger commercial credits in order to strengthen its QTL ratios and to improve its risk-based capital ratio. Due to relative stability in funding sources and a decline in the loan portfolio, the Bank has increased its available-for-sale investment portfolio by $8,023,000 over December 31, 2000, an increase of 42%. The Bank continues to focus on agency securities and mortgage-backed securities in its investing strategies.

      Total liabilities at December 31, 2001 were $113,197,000 compared to $146,496,000 at December 31, 2000. This (23%) decrease was primarily comprised of an reduction in deposits of ($25,500,000) and a decrease in advances from the Federal Home Loan Bank of Indianapolis ("FHLB") of ($7,500,000). Of the decrease in deposits, $11,773,000 was included in the sale of the Fort Wayne operations. Additionally, the Bank has continued to reduce its dependency on highly rate sensitive deposits, such as jumbo certificates of deposit and deposits of local governmental units. The Bank has also significantly reduced its use of FHLB advances, in order to improve its contingent liquidity position.

      Total equity at December 31, 2001 was $12,593,000, a decrease of ($1,979,000) from December 31, 2000. The change in equity resulted from ($2,176,000) from operating losses, offset by an increase of $197,000 from appreciation in the Company's available-for-sale investment portfolio.

      The Company's liquidity position is the primary source of additional capital for infusion into its banking subsidiary. During the year ended December 31, 2001, the Company has significantly reduced its use of funds through improved expense controls and capital expenditure policies. In order to further improve the Company's liquidity position, a $700,000 corporate security was liquidated during the third quarter. Due to the Company's current liquidity sources and its decreased use of funds, the Company does not anticipate the need for any additional external funding over the next twelve months.

RESULTS OF OPERATIONS

NET INCOME

      For the year ended December 31, 2001, the Company reported a net loss of ($2,176,000), including a pre-tax loss of ($276,000) related to the sale of two branches located in Fort Wayne, Indiana, compared to a net loss of ($1,473,000) reported for the year ended December 31, 2000. The change was primarily due to a reduction in net interest income of ($758,000) from the year ended December 31, 2000. Interest income declined ($1,531,000), while interest expense declined only ($773,000). Provision for loan losses increased $322,000 to $1,985,000 for the year ended December 31, 2001. The compression in net interest income resulted from the impact of rapid declines in market interest rates and the Bank's inability to reprice much of its funding, due to prior efforts in 2000 to lengthen the Bank's deposit liabilities. Additionally, efforts to increase the Bank's variable rate lending and investing, assets were subject to reduction in yields, as the indices from which their rates are derived were rapidly falling.

NET INTEREST INCOME

      For the year ended December 31, 2001, net interest income before provision for loan losses declined ($758,000). Interest income declined ($1,531,000) to $10,692,000 from $12,223,000 for the year ended December 31, 2000. Interest expense declined ($773,000) to $6,875,000 for the year ended December 31, 2001, compared to $7,648,000 for the year ended December 31, 2000.

      Results for 2001 were still impacted significantly by asset quality issues and continued high levels of provision for loan losses. The amount provided for the year ended December 31, 2001 was $322,000 higher than the $1,663,000 taken for the year ended December 31, 2000. Much of this increase in provision for loan losses was attributed to the previously identified classified loans (See "Allowance for Loan Losses"). As efforts to collect these loans failed to produce the desired payments, several were charged to the allowance for loan losses, requiring additional provision to maintain adequate coverage of remaining classified assets. Some of these loans were secured by real estate, upon which the Bank has foreclosed and is now accounted for in other real estate owned. At the point of such action, the valuation of the real estate was acquired, with the difference between the market value of the collateral and the loan balance being charged against the allowance for loan losses.

INTEREST INCOME

      For the year ended December 31, 2001, interest income declined ($1,531,000). This reduction was comprised of a ($589,000) reduction due to lower average balances in earning assets, a ($951,000) reduction due to lower yields on the Bank's earning assets, offset by a $9,000 favorable calendar variance.

      Interest income and fees on loans were $9,019,000 for the year ended December 31, 2001, a decrease of ($876,000) from the year ended December 31, 2000. The reduction in yield on loans accounted for a ($576,000) unfavorable rate variance, while a reduction in average loan balances created a ($307,000) unfavorable volume variance, with a $7,000 favorable calendar variance. The reduction in yield was largely due to increased balances in variable rate products, as well as lower yields on new loans originated during a period of rapidly falling market interest rates. The yield on loans fell 52 basis points to 8.14% from 8.66%.

      Interest income on investment securities declined ($764,000) for the year ended December 31, 2001. This variance was comprised of an unfavorable rate variance of ($152,000) due to lower portfolio yield, an unfavorable volume variance of ($604,000), offset by a favorable calendar variance of $2,000. The unfavorable volume variance was due to a smaller average portfolio held during the year ended December 31, 2001. This portfolio reduction was largely the result of portfolio sales during the fourth quarter of 2000, which were initiated to improve the Bank's interest rate sensitivity measures and to reduce the use of volatile funding sources.

      Interest income on interest-bearing deposits held at other financial institutions increased $127,000 over the year ended December 31, 2000 to $365,000 from $238,000. This increase was due to a $332,000 favorable volume variance from higher balances in such liquid investments, offset by a ($205,000) unfavorable rate variance due to a decline in yield on such instruments. This category is very susceptible to changes in interest rate due to its liquidity and strong correlation to short-term interest rates, such as federal funds and LIBOR.

      Dividends on FHLB stock declined ($18,000) from the year ended December 31, 2000, due to lower dividend yield provided by the stock. The Bank's investment in FHLB stock was unchanged for the year ended December 31, 2001.

INTEREST EXPENSE

      Interest expense decreased ($773,000) to $6,875000 from $7,648,000 for the year ended December 31, 2000. Interest expense on deposits increased $162,000 from $6,087,000 for the year ended December 31, 2000 to $6,249,000. This increase results from a $190,000 variance due to an increase in average deposit balances, $1,000 due to a calendar variance, offset by a ($30,000) favorable rate variance due to a 10 basis point reduction in cost. The cost of certificates of deposit increased $238,000 over 2000, $198,000 of this increase due to an increase in rate from 6.25% in 2000 to 6.51% in 2001. This increase in cost was due primarily to the timing of growth in the last half of 2000, just prior to the Federal Reserve changing from tightening strategies to a period of rapid rate cuts. With most of these certificates having maturity terms of 23 months or greater, the funding sources were stable, and therefore did not provide the Bank the flexibility to dramatically impact funding cost during the declining rate environment. This effect on funding cost was also impacted by the retention of certificates acquired in the Fort Wayne market that were not included in the branch sale due to severe discounting that would have been required by the acquiror. Interest expense from FHLB advances declined ($933,000) from 2000, due to reduction in the use of this funding source. Rates on core deposit products such as money market accounts, savings accounts, and NOW accounts helped offset the impact of the increase of higher rates on certificates. The effective cost of money market accounts declined 88 basis points from 4.88% for the year ended December 31, 2000. Savings account and NOW account rates declined by 15 and 7 basis points, respectively.

NET INTEREST INCOME

                                                                              PERCENTAGE CHANGE
                                                                                    FROM
                                                                              DECEMBER 31, 2000
                                           YEAR ENDED         YEAR ENDED             TO
                                       DECEMBER 31, 2001   DECEMBER 31, 2000  DECEMBER 31, 2001
                                       -----------------   -----------------  -----------------
           (DOLLARS IN THOUSANDS)
INTEREST INCOME
Interest and Fees on Loans                $ 9,019             $ 9,895              (8.85)%
Interest on Investment Securities           1,148               1,912             (39.96)%
FHLB Dividends                                160                 178             (10.11)%
Interest on Interest-Bearing Deposits         365                 238              53.36%
                                          -------             -------
Total Interest Income                      10,692              12,223             (12.53)%
                                          -------             -------
INTEREST EXPENSE
Interest on Deposits                        6,249               6,088               2.64%
Interest on Borrowings                        627               1,560             (59.81)%
                                          -------             -------
Total Interest Expense                      6,876               7,648             (10.09)%
                                          -------             -------
Net Interest Income                       $ 3,816             $ 4,575             (16.59)%
                                          =======             =======

RATE VOLUME ANALYSIS OF CHANGE IN NET INCOME

                                 YEAR ENDED DECEMBER 31, 2001      YEAR ENDED DECEMBER 31, 2000
                                              VS.                              VS.
                                 YEAR ENDED DECEMBER 31, 2000      YEAR ENDED DECEMBER 31, 1999
                                 ----------------------------      ----------------------------

                                 VOLUME      RATE       TOTAL       VOLUME      RATE      TOTAL
      (DOLLARS IN THOUSANDS)
INTEREST INCOME ON:
Loans ......................     $(307)     $(569)    $  (876)     $ 1,408     $ 541     $ 1,949
Investment Securities ......      (614)      (150)       (764)         261       193         454
FHLB stock .................                  (18)        (18)          58         5          63
Interest-Bearing Deposits ..       332       (205)        127         (108)       97         (11)
                                 -----      -----     -------      -------     -----     -------
Total Interest Income ......      (589)      (942)     (1,531)       1,619       836       2,455
                                 -----      -----     -------      -------     -----     -------
INTEREST EXPENSE ON:
Deposits ...................       189        (28)        161          914       785       1,699
Borrowings .................      (937)         4        (933)         240       164         404
                                 -----      -----     -------      -------     -----     -------
Total Interest Expense .....      (748)       (24)       (772)       1,154       949       2,103
                                 -----      -----     -------      -------     -----     -------
Net Interest Income ........     $ 159      $(918)    $  (759)     $   465     $(113)    $   352
                                 =====      =====     =======      =======     =====     =======

This table represents causes of fluctuations in net interest income over the reporting periods. The volume variance is calculated by multiplying the change in balances by the prior year rate. Rate variance computed by multiplying the change in rate/yield by the balance from the prior period. Variances that result from both are allocated pro-rate to the volume and rate variances. Loan fees are deferred and accounted for using the level yield method of accrual. Non-accruing loans are included in the balances presented, while only amounts of interest collected on such loans are included in the income amounts.

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY AND INTEREST RATES AND DIFFERENTIAL VARIANCE ANALYSIS

                                       YEAR ENDED DECEMBER 31, 2001    YEAR ENDED DECEMBER 31, 2000
                                     -------------------------------  ------------------------------
                                      AVERAGE                         AVERAGE
                                      BALANCE   INTEREST  YIELD/RATE  BALANCE   INTEREST  YIELD/RATE
                                     --------   --------  ----------  --------  --------  ----------
      (DOLLARS IN THOUSANDS)
INTEREST EARNING ASSETS:
  Investment Securities ..........   $ 19,991   $ 1,148      5.74%    $ 29,442  $ 1,912     6.49%
  Interest-Bearing Deposits ......      9,557       365      3.82%       3,986      238     5.97%
  FHLB stock .....................      2,153       160      7.43%       2,153      178     8.27%
  Loans ..........................    110,765     9,019      8.14%     114,316    9,895     8.66%
                                     --------   -------     -----     --------  -------    -----
  Total Earning Assets ...........    142,466    10,692      7.50%     149,897   12,223     8.15%
                                     --------   -------     -----     --------  -------    -----

INTEREST BEARING LIABILITIES:
  Savings accounts ...............      6,478       138      2.13%       6,459      145     2.24%
  NOW and demand deposit accounts      19,488       236      1.21%      17,027      220     1.29%
  Money market accounts ..........     23,198       928      4.00%      20,783    1,014     4.88%
  Certificates of deposit ........     75,971     4,947      6.51%      75,339    4,709     6.25%
                                     --------   -------     -----     --------  -------    -----
  Total Deposits .................    125,135     6,249      4.99%     119,608    6,088     5.09%
  Borrowings .....................     10,235       627      6.12%      25,609    1,560     6.10%
                                     --------   -------     -----     --------  -------    -----
Total Interest Bearing Liabilities   $135,370     6,876      5.08%    $145,217    7,648     5.27%
                                     --------     -----               --------  -------

  Net Interest Margin...........                $ 3,816      2.68%              $ 4,575     3.05%
                                                =======                         =======

(1) Includes principal balances of non-accruing loans. Interest on non-accruing loans is not included.

NON-INTEREST INCOME

      The Company's non-interest income for the year ended December 31, 2001 was $65,000. This represents a decrease of ($355,000) from the year ended December 31, 2000. The change in non-interest income results from an increase of $2,000 in service charges on deposit accounts, a $77,000 increase in other fees and a reduction of ($434,000) in the impact of sales of investment securities, loans and other assets, including the ($276,000) loss related to the sale of the Bank's Fort Wayne operations.

NON-INTEREST INCOME

                                                                    PERCENTAGE
                                                                    CHANGE FROM
                                           YEAR          YEAR       DECEMBER 31,
                                           ENDED        ENDED         2000 TO
                                       DECEMBER 31,  DECEMBER 31,   DECEMBER 31,
                                           2001          2000          2001
                                       ------------  ------------   ------------
       (DOLLARS IN THOUSANDS)
Service Charges on Deposit Accounts ...   $ 254        $ 252           0.79%
Other Service Charges and Fees ........     277          200          38.50%
Securities (Losses) / Gains, net ......     (23)         (32)         28.13%
Loss on sale of branches ..............    (276)           0           0.00%
Loss on sale of Real Estate Owned /
Repossessed Assets ....................     (16)           0           0.00%
Loss on Disposal / impairment of
premises & equipment ..................    (151)           0           0.00%
                                          -----        -----
Total Non-Interest Income .............   $  65        $ 420         (84.52)%
                                          =====        =====

NON-INTEREST EXPENSE

      For the year ended December 31, 2001, non-interest expense was $5,237,000, a decrease of ($354,000) from the year ended December 31, 2000 of $5,591,000. Salary and benefit expenditures decreased ($133,000) from 2000. The Company has concentrated on decreasing staffing expenditures related to clerical and administrative staff while diverting such resources to sales and customer service personnel. Of the total salary and benefit expenditures for 2001, $684,000 was related to the operation of the two Fort Wayne offices. Premises and equipment decreased ($57,000) mostly due to disposal of assets previously owned by the Company. The premises and equipment costs related to the Fort Wayne locations for 2001 were approximately $231,000. Advertising and promotional expenditures were decreased ($186,000) during a period that asset growth was not being aggressively pursued. Professional fees declined ($152,000) from the year ended December 31, 2000, to $434,000. Much of this decline was due to the special professional fees incurred during 2000 due to the investigation of matters involving the former president. Data processing expenditures increased $45,000 over 2000 levels, mostly due to growth in the number of deposit accounts managed and the transaction volumes related to such accounts. The Bank's deposit insurance premiums increased $110,000 during the year ended December 31, 2001, due mostly to an increase in the assessment percentage applied to the Bank's deposit base.

NON-INTEREST EXPENSE

                                                                     PERCENTAGE
                                                                       CHANGE
                                                                        FROM
                                          YEAR           YEAR       DECEMBER 31,
                                          ENDED          ENDED         2000 TO
                                       DECEMBER 31,   DECEMBER 31,  DECEMBER 31,
                                           2001           2000          2001
                                       ------------   ------------  ------------
          (DOLLARS IN THOUSANDS)
Salaries and Employee Benefits ....      $2,183         $2,316        -5.74%
Premises and Equipment ............         713            770        -7.40%
Advertising and Public Relations ..          48            234       -79.49%
Legal and Professional Services ...         434            586       -25.94%
Data Processing ...................         525            480         9.38%
FDIC Insurance Assessment .........         222            112        98.21%
Bank Fees and Other Charges .......          85             75        13.33%
Directors Fees ....................         125            110        13.64%
Goodwill Amortization .............         212            212         0.00%
Other .............................         690            696        -0.86%
                                         ------         ------
Total .............................      $5,237         $5,591        -6.33%
                                         ======         ======

PROVISION FOR INCOME TAXES

      The income tax benefit was ($1,164,000) for the year ended December 31, 2001 compared to a benefit of ($787,000) for the year ended December 31, 2000. The effective tax rate for both years was (34.8)%.

      The effective tax was higher than the statutory tax rate for the years ended December 31, 2001 and 2000 due to the impact of non-deductible goodwill and tax exempt interest which increased the Company's income tax benefit from its pre-tax loss.

CAPITAL RESOURCES AND CAPITAL ADEQUACY

      The Company and the Bank are subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. The Board of Directors of the Company has set as an objective to maintain capital levels required for qualification as "well-capitalized". The capital ratios of the Bank had been diminished due to two primary factors: continued operating losses since 1998 as well as rapid growth during the same period. Additionally, for the purpose of determining regulatory capital, net goodwill is deducted from equity capital to determine the Bank's Tier 1 capital. Current amounts also reflect the deduction of the Bank's deferred tax asset which exceeds amounts expected to be recovered within the next four fiscal quarters.

      Capital amounts and classification are also subject to qualitative judgments by regulators involving capital components, risk weights and other factors. The risk weights assigned to various financial instruments are taken into consideration in setting operating parameters related to the mix of loans and investments with the objective to maximize earnings attained through the use of available equity capital.

      Management believes that as of December 31, 2001, the Company meets all capital adequacy requirements to which it is subject as well as objectives set by the Company's management and Board of Directors. The following table sets forth the actual and minimum capital amounts and ratios as of December 31, 2001:

                                                                     TOTAL RISK-BASED
                                     TANGIBLE CAPITAL  CORE CAPITAL      CAPITAL
                                     ----------------  ------------  ----------------
FOR CAPITAL ADEQUACY PURPOSES
Bank Amount .......................       $ 6,784        $ 6,784         $ 7,734
Required Amount ...................         1,799          3,597           6,002
                                          -------        -------         -------
Excess/(Deficit) ..................       $ 4,985        $ 3,187         $ 1,732
                                          =======        =======         =======
Bank Ratio ........................          5.66%          5.66%          10.31%
Required Ratio ....................          1.50%          3.00%           8.00%
                                          -------        -------         -------
Ratio Excess/(Deficit) ............          4.16%          2.66%           2.31%
                                          =======        =======         =======

To Be Well Capitalized Under Prompt Corrective Action Provisions

                                    TIER 1 (CORE)  TIER 1 RISK-BASED  TOTAL RISK-BASED
                                       CAPITAL          CAPITAL           CAPITAL
                                    -------------  -----------------  ----------------
Bank Amount ....................       $ 6,784          $ 6,784           $ 7,734
Required Amount ................         5,996            4,501             7,502
                                       -------          -------           -------
Excess/(Deficit) ...............       $   788          $ 2,283           $   232
                                       =======          =======           =======
Bank Ratio .....................          5.66%            9.04%            10.31%
Required Ratio .................          5.00%            6.00%            10.00%
                                       -------          -------           -------
Ratio Excess/(Deficit) .........          0.66%            3.04%             0.31%
                                       =======          =======           =======

USE OF FUNDS

INVESTMENT SECURITIES

      Investment securities are the second major category of earning assets for the Bank. This portfolio is used to manage the Bank's interest rate sensitivity and liquidity as other components of the balance sheet change. Additionally, investment securities receive favorable treatment for the purpose of computing the Bank's risk-based capital ratios. Government issued and government agency issued bonds, as well as certain agency-backed mortgage backed securities contain low risk weight factors and can be used to mitigate the l00% risk weight associated with commercial and consumer lending products. Management's objective is to maximize, within quality standards, its net interest margin while providing a stable source of liquidity through the scheduled stream of maturities and interest income. The Bank has adopted an investment policy which sets certain guidelines related to the portfolio mix, duration, and maximum allowable investments within certain investment categories.

      Available-for-sale investment securities comprise 21.7% of total assets and 24.3% of total earning assets at December 31, 2001. The Company has classified all of its investment purchases as available-for-sale to maintain liquidity. Additionally, the Company has concentrated efforts on acquiring investments with favorable risk-based capital treatment, as well as increasing its holdings in adjustable rate mortgage-backed securities to reduce interest rate sensitivity. During 2001, the Bank had built significant liquidity levels. This was done initially in preparation for strategically growing its loan portfolio in relation to total earning assets, as well as to have sufficient reserves in preparing for the eventual sale of the Fort Wayne operations. As the loan demand did not increase in levels which diminished liquidity and the negotiations related to the branch sale indicated an additional supply of cash, the Bank resumed purchasing securities to improve its interest income derived from earning assets. Despite these actions, liquidity levels have remained high, due to increased repayment streams of mortgage-backed securities, and several calls of agency securities. Management continues to concentrate on bonds that have strong liquidity characteristics, while exhibiting acceptable levels of market sensitivity risks.

      The available-for-sale investment portfolio was $27,341,000 at fair value, with a cost basis of $27,164,000. The held-to-maturity portfolio currently is comprised of bonds totaling $294,000. The Company also owns $2,153,000 of stock in the Federal Home Loan Bank of Indianapolis. This equity position is required as a member bank of the FHLB system, and the credit policy of the FHLB states that the member bank must own sufficient stock to serve as collateral against funding provided through advances held by the Bank.

      Weighted average yields of the investment securities portfolio were 5.44% at December 31, 2001 compared to 6.24% at December 31, 2000. This yield was impacted by the Bank's position in adjustable-rate mortgage-backed securities acquired to assist in reducing interest rate sensitivity, purchasing of new securities in a period of significantly lower market rates, and increased repayments related to bonds with higher coupon rates.

      Investment securities held in the Bank's portfolio consist primarily of U.S. government agency issued debt securities, mortgage-backed securities with both fixed and adjustable interest rates, municipal bonds, and corporate debt issues. The mortgage-backed securities are subject to both prepayment and interest rate risk. Management continues the use of adjustable-rate mortgage-backed securities to reduce the Bank's interest rate sensitivity. Mortgage-backed securities not only contain favorable characteristics related to risk-based capital, but also assist in the management of the Bank's Qualified Thrift Lender (QTL) ratio.

INVESTMENT SECURITIES PORTFOLIO

                                                                       GROSS       GROSS     ESTIMATED
                                                        AMORTIZED    UNREALIZED  UNREALIZED     FAIR
                                                          COST          GAINS      LOSSES      VALUES
                                                        ---------    ----------  ----------  ---------
                                                       (DOLLARS IN
                                                        THOUSANDS)
December 31, 2001
Investment Securities Held to Maturity
Mortgage-Backed Securities .......................       $    88        $  1         --        $    89
Municipals .......................................           206           3        $ 1            208
                                                         -------        ----        ---        -------
Total Investment Securities Held to Maturity .....           294           4          1            297
                                                         -------        ----        ---        -------
Investment Securities Available for Sale
Mortgage-Backed Securities .......................        14,984         152         58         15,078
U.S. Government Agencies .........................         9,336          61         21          9,376
Municipals .......................................         2,630          52         11          2,671
Corporate Bonds ..................................           214           3          1            216
                                                         -------        ----        ---        -------
Total Investment Securities Available for Sale ...        27,164         268         91         27,341
                                                         -------        ----        ---        -------
Total Investments ................................       $27,458        $272        $92        $27,638
                                                         =======        ====        ===        =======

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES
AS OF DECEMBER 31, 2001

                                                            HELD TO MATURITY     AVAILABLE FOR SALE
                                                            ----------------     ------------------
                                                                        FAIR                  FAIR
                                                             COST      VALUE       COST      VALUE
                                                           -------    -------    -------    -------

                                                                         (DOLLARS IN THOUSANDS)
Mortgage-Backed Securities ............................    $    88    $    89    $14,984    $15,078
U.S. Government Agencies
Due within One Year ...................................         --         --         --         --
1 -- 5 Years ..........................................         --         --      5,561      5,578
5 -- 10 Years .........................................         --         --      3,275      3,296
Due after ten years ...................................         --         --        500        502
                                                           -------    -------    -------    -------
Total U.S. Government Agencies ........................         --         --      9,336      9,376
Obligations of State and Political Subdivisions
Due within One Year ...................................         --         --        215        215
1 -- 5 Years ..........................................        206        208      1,197      1,234
5 -- 10 Years .........................................         --         --        868        883
Due after Ten Years ...................................         --         --        350        339
                                                           -------    -------    -------    -------
Total Obligations of State and Political Subdivision ..        206        208      2,630      2,671
                                                           -------    -------    -------    -------
Corporate Bonds
Due within One Year ...................................         --         --         --         --
1 -- 5 Years ..........................................         --         --        214        216
5 -- 10 Years .........................................         --         --         --         --
Due after Ten Years ...................................         --         --         --         --
                                                           -------    -------    -------    -------
Total Corporate Bonds .................................         --         --        214        216
                                                           -------    -------    -------    -------
Total Investments .....................................    $   294    $   297    $27,164    $27,341
                                                           =======    =======    =======    =======

INVESTMENT SECURITIES WEIGHTED AVERAGE YIELD

                               DUE WITHIN   1 TO 5   5 TO 10  DUE AFTER
                                ONE YEAR     YEARS    YEARS   10 YEARS     TOTAL
                               ----------   ------   -------  ----------   -----
December 31, 2001 ...........    4.08%       4.61%    5.37%     5.92%      5.44%
                                                                           -----
December 31, 2000 ...........    3.88%       5.63%    6.11%     6.58%      6.24%
                                                                           -----
December 31, 1999 ...........    6.11%       6.39%    5.99%     5.89%      6.11%
                                                                           -----

LOANS

      Total net loans at December 31, 2001 were $71,936,000, a ($39,836,000)
decrease from December 31, 2000. Of this decrease, $30,657,000 was loans that were sold to Community First within the branch sale transaction. The Bank is concentrating on loan products that afford the opportunity for shorter maturity terms and variable rate pricing in an effort to continue to improve its interest rate sensitivity. At December 31, 2001, 44.27% of the loan portfolio was comprised of residential mortgages, an increase over 2000 levels, primarily due to the sale of a higher concentration of commercial related products that had been in the First Community portfolio. Commercial loans secured by commercial real estate decreased to $23,398,000, accounting for 32.53% of the total loans at December 31, 2001. Consumer loans decreased ($7,995,000) for the twelve months ended December 31, 2001 to $10,200,000. The decline in the consumer loans is primarily due to the natural maturing of a portfolio when loan production has slowed, and the consumer portfolio sale related to Fort Wayne. The Company has continued to pursue opportunities to expand its portfolio of home equity loan products, with loans outstanding of $3,520,000 at December 31, 2001. The Company continues to concentrate retail lending efforts to home equity loans due to lower credit risks involved in loans secured by the borrowers primary residence. However, as market rates decline, this portfolio is susceptible to rapid repayment as borrowers refinance their principal mortgages. Commercial lending products declined to $4,866,000 at December 31, 2001. The Commercial lending numbers were most impacted by the sale of the Fort Wayne operations, and future growth is expected to be slower due to the reduction of the commercial lending market with the sale of the Fort Wayne operations. Additionally, the Bank's capital ratios cause an impediment to growth in non-residential lending products due to the higher risk-weighting attributed to such products. Due to this fact, the Bank is currently monitoring closely its risk-weighted assets and risk-based capital to maximize returns while striving to maintain the "well-capitalized" designation.

      At December 31, 2001, the Bank did not have any significant outstanding loan concentration in similar industries that could cause an adverse impact during an economic downturn in any one industry segment.

LOAN PORTFOLIO

                                                  DECEMBER 31, 2001   DECEMBER 31, 2000
                                                  -----------------   -----------------
                                                     (DOLLARS IN         (DOLLARS IN
                                                      THOUSANDS)          THOUSANDS)
REAL ESTATE MORTGAGE LOANS:
  One-to-four Family ...........................      $  31,843           $  40,276
  Non Residential ..............................         23,398              29,353
  Home Equity Loans ............................          3,520               3,323
Consumer Loans .................................         10,200              18,195
Commercial Loans, including participations .....          4,866              22,569
LESS:
Allowance for Loan Losses ......................         (1,891)             (1,944)
                                                      ---------           ---------
Net Loans ......................................      $  71,936           $ 111,772
                                                      =========           =========

COMPOSITION OF LOAN BY TYPE
                                                    DECEMBER 31, 2001   DECEMBER 31, 2000
                                                    -----------------   -----------------
REAL ESTATE MORTGAGE LOANS:
  One-to-four Family............................          44.27%              36.03%
  Non Residential...............................          32.53%              26.26%
  Home Equity Loans.............................           4.89%               2.97%
Consumer Loans..................................          14.18%              16.28%
Commercial Loans, including participations......           6.76%              20.19%
Allowance for Loan Losses.......................          (2.63)%             (1.73)%
                                                         ------              ------
Total...........................................         100.00%             100.00%
                                                         ======              ======

LENDING ACTIVITIES

                                                                            DECEMBER 31,
                                                                                2001
                                                                       ---------------------
                                                                                    PERCENT
                                                                         AMOUNT     OF TOTAL
                                                                       ---------    --------
                                                                       (DOLLARS IN THOUSANDS)
MORTGAGE LOANS:
  One to four Family.............................................      $  31,843      43.13%
  Non Residential................................................         23,398      31.69%
  Home Equity....................................................          3,520       4.77%
Consumer Loans...................................................         10,200      13.82%
Commercial Loans.................................................          4,866       6.59%
                                                                       ---------     ------
Total Gross Loans................................................      $  73,827     100.00%
                                                                       =========     ======
TYPE OF SECURITY:
One-to-four Family...............................................      $  39,761
Non-residential..................................................         18,207
Multi-Family.....................................................          2,670
Land.............................................................            811
Autos............................................................          3,463
Equipment........................................................          3,417
Financial Instruments............................................            473
Inventory / Accounts Receivable..................................            615
Other Security...................................................          3,122
Unsecured........................................................          1,288
                                                                       ---------
Total Gross Loans................................................      $  73,827
                                                                       =========

                                                DUE DURING THE YEARS ENDED DECEMBER 31,
                                  ---------------------------------------------------------------
                                                                   2004 TO    2007 TO    2012 AND
                                               2002       2003       2006       2011    FOLLOWING
                                             -------    -------    -------    -------   ---------
MORTGAGE LOANS:
  One to four family .........    $31,843    $   130    $   161    $   720    $ 4,508    $26,324
  Non Residential ............     23,398      5,281      1,190      3,290      4,333      9,304
  Home Equity ................      3,520                                                  3,520
Consumer Loans ...............     10,200        632        615      3,432      2,108      3,413
Commercial Loans .............      4,866      2,570        139      1,530        589         38
                                  -------    -------    -------    -------    -------    -------
Total Gross Loans ............    $73,827    $ 8,613    $ 2,105    $ 8,972    $11,538    $42,599
                                  =======    =======    =======    =======    =======    =======

LOAN DISTRIBUTION

                                              DUE AFTER DECEMBER 31, 2002
                                              ---------------------------
                                        FIXED RATES  VARIABLE RATES     TOTAL
                                        -----------  --------------    -------
                                                (DOLLARS IN THOUSANDS)
REAL ESTATE MORTGAGE LOANS:
  One-to-four Family ..............       $27,434        $ 4,279       $31,713
  Commercial ......................        14,780          3,337        18,117
  Home Equity Loans ...............            --          3,520         3,520
Consumer Loans ....................         9,501             67         9,568
Commercial Loan ...................         1,365            931         2,296
                                          -------        -------       -------
Total .............................       $53,080        $12,134       $65,214
                                          =======        =======       =======

LOAN ACTIVITY

                                                                     FOR THE YEAR
                                                                         ENDED
                                                                     DECEMBER 31,
                                                                         2001
                                                                     ------------

Gross Loans Receivable at Beginning of Period ..................      $ 113,716

ORIGINATIONS:
Mortgage Loans:
  Residential ..................................................         16,087
  Home Equity ..................................................          1,016
  Non Residential ..............................................         11,666
                                                                      ---------
Total Mortgage Loans ...........................................         28,769
Consumer Loans:
  Installment Loans ............................................          5,146
  Loans Secured by Deposits ....................................            661
                                                                      ---------
Total Consumer Loans ...........................................          5,807

Commercial Loans: ..............................................          5,473
                                                                      ---------

Total Originations .............................................         40,049
Repayments and other Deductions ................................        (49,282)
Sales of loans related to sale of Fort Wayne operations ........        (30,656)
                                                                      ---------
Gross Loans Receivable at End of Period ........................      $  73,827
                                                                      =========

LOAN QUALITY

      Management of the Bank and the Board of Directors of the Bank have established a formalized, written loan policy and specific lending authority for each loan officer based upon the loan officer's experience and performance. The Bank also has formed two committees to review credits which exceed the lending authority of the sponsoring officer. The first committee is the Officers Loan Committee and is comprised of six officers of the Bank with the highest lending authority. This Committee approves loans in excess of individual lending officer authorities and recommends credits above the limit authorized by the Board of Directors to the second committee which is the Directors Loan Committee, which is chaired by the Chairman of the Board of Directors. This committee is comprised of five directors, the Chief Credit Officer, and Chief Operating Officer.

      The Directors Loan Committee also monitors loan administration, loan review and monitors the overall quality of the Bank's loan portfolio.

      A loan review program is maintained. The Bank has outsourced this function in order to improve independence and to maintain a high level of expertise. The provider reports to the loan committee on matters of credit quality and documentation issues. Particular attention is focused on the largest aggregate borrowers, and additionally to any credits recommended for reclassification. The reviews are conducted quarterly with a written report provided to management and the Loan Committees to provide documentation of actions necessary to correct documentation deficiencies.

      The Bank's Directors Loan Committee meets monthly to review the overall administration of the loan portfolio, as well as many other matters. The Board reviews problem loans; delinquency reports and discusses lending activities at each meeting.

      The Bank maintains a watch list of loans which do not meet the Bank's established criteria. These are not under-performing loans, but simply monitored as a precautionary matter, many based upon documentation deficiencies. This management report also contains loans which are considered to be under-performing or non-performing, loans criticized by examiners or any other case where the borrower has exhibited characteristics requiring special attention. A provision for estimated losses on loans and real estate owned is charged to operations based upon management's evaluation of the probable losses. Such an evaluation, which includes a review of all loans for which full collectibility may not be reasonably assured considers, among other matters, the estimated net realizable value of the underlying collateral, as applicable, economic conditions, historical loan loss experience and other factors that are particularly susceptible to changes that could result in a material adjustment in the near term. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary if economic conditions change substantially from the assumptions used in making the evaluations.

      Under-performing assets are defined as: (1) loans in non-accrual status where the ultimate collection of interest is uncertain but the principal is considered collectible; (2) loans past due ninety days or more as to principal or interest (and where continued accrual has not been specifically approved); and (3) loans which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial condition of the borrower. At December 31, 2001, the Bank reported approximately $7,576,000 of impaired loans. The Bank maintains a reserve for loan losses to cover losses incurred when loans default. Loans are charged off when they are deemed uncollectible.

UNDER-PERFORMING ASSETS

                                                               YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2000
                                                              ------------   ------------
                                                              (DOLLARS IN    (DOLLARS IN
                                                               THOUSANDS)     THOUSANDS)
Non-Accruing Loans .........................................    $2,700         $2,059
Renegotiated Loans .........................................         0              0
Ninety (90) Days Past Due ..................................       516          1,047
                                                                ------         ------
Total Under-Performing Assets ..............................    $3,216         $3,106
Under-Performing Assets as a Percentage of Total Loans .....      4.36%          2.73%
Past Due Loans (90 Days or More)
Commercial .................................................        67            241
Mortgage ...................................................       319            688
Installment ................................................       130            118
                                                                ------         ------
Total ......................................................    $  516         $1,047
                                                                ======         ======

The non-accruing loans that are reported as of December 31, 2001 would have provided approximately $241,000 of interest income had they been performing in accordance with their contractual terms. The interest income and fees on loans reported for the year ended December 31, 2001 included approximately $98,000 that was received from loans reported as non-accrual as of December 31, 2001.

ALLOWANCE FOR LOAN LOSSES

                                                          YEAR ENDED      YEAR ENDED
                                                         DECEMBER 31,    DECEMBER 31,
                                                            2001            2000
                                                         ------------    ------------
Beginning Allowance for Loan Losses ................       $  1,944        $    856
LOANS CHARGED OFF:
Real Estate Mortgages:
     One-to-four Family ............................              9              12
     Non Residential ...............................          1,800             325
     Home Equity Loans .............................             29               0
Consumer Loans .....................................            317             204
Commercial Loans, including participations .........            157              37
                                                           --------        --------
Total Charged-Off Loans ............................          2,312             578
                                                           --------        --------
RECOVERIES ON CHARGED-OFF LOANS:
Real Estate Mortgages:
     One-to-four Family
     Non Residential ...............................            255
     Home Equity Loans
Consumer Loans .....................................              7               3
Commercial Loans, including participations .........             12
                                                           --------
Total Recoveries on Charged-Off Loans ..............            274               3
                                                           --------        --------
Provision for Loan Losses ..........................       $  1,985        $  1,663
                                                           --------        --------
Ending Allowance for Loan Losses ...................       $  1,891        $  1,944
                                                           --------        --------
Average Loans Outstanding ..........................       $110,383        $115,456
Net Charged-Off Loans to Average Loans .............           1.85%           0.50%

      An analysis of the allowance for loan losses is performed quarterly by management to assess the appropriate levels of allowance for loan losses. This analysis is performed to recognize specific reserves allocated to classified assets, assess portfolio growth, and to monitor trends in loan delinquencies and charge-offs. Specific reserves are established based upon review of individual borrowers identified in the classified loan list, establishing the probability of loss associated with such borrowers, including comparison of loan balances versus estimated liquidation values of collateral based upon independent information sources or appraisals performed by board-approved licensed appraisers. Management establishes such specific reserves at or above minimum percentage allocations established by the Office of Thrift Supervision ("OTS") guidelines for each classification, including delinquent loans. The remaining pool of loans, excluding those classified or delinquent, is the source for the general loan loss reserve. Management evaluates this general reserve using loan loss statistics by various types of loans, as published periodically by the OTS and multiplying such loss percentages to the Bank's distribution of portfolio balances. The calculated reserve is compared to the Bank's existing reserve to establish the provision necessary to bring the actual reserve balance in compliance with the findings of the allowance analysis. During the third quarter of 2000, the Company disclosed an internal investigation related to its former president. As a result of this investigation the Bank reviewed all consumer secured, unsecured commercial, commercial secured, commercial real estate and residential mortgage loans for which the former president either acted as the loan officer, was involved through his relationship or affiliation with the borrower, or was otherwise actively involved in the loan. During the year ended December 31, 2001, approximately $986,000 of the loans were foreclosed upon with the balances reflected in the Bank's other real estate owned totals, while approximately $1,854,000 were charged against the allowance for loan losses. The replacement of these reserves impacted the amounts charged to earnings in the form of provision for loan losses.

The following is a breakdown of loans identified in the review which are classified as non-performing as of December 31, 2001 and December 31, 2000:

                                                                   DECEMBER 31, 2001          DECEMBER 31, 2000
                                                                   -----------------          -----------------

                                                                 NUMBER OF                 NUMBER OF
                                                                   LOANS      BALANCES       LOANS     BALANCES
                                                                 ---------    --------     ---------   --------

Residential mortgage.......................................          3        $243,909          4     $  368,965

Consumer secured...........................................          2           8,544          5         80,797

Commercial secured.........................................          2         217,503          2        250,147

Commercial unsecured.......................................          0               0          2      1,038,668

Commercial real estate.....................................          0               0          6      1,672,311
                                                                    --        --------         --     ----------

Total......................................................          7        $469,956         19     $3,410,888
                                                                    ==        ========         ==     ==========

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                                         DECEMBER 31, 2001   DECEMBER 31, 2000
                                                                         -----------------   -----------------
                                                                            (DOLLARS IN         (DOLLARS IN
                                                                             THOUSANDS)          THOUSANDS)
Mortgage........................................................               $   296             $   296
Consumer and Commercial.........................................                 1,595               1,648
                                                                               -------             -------
Total...........................................................               $ 1,891             $ 1,944
                                                                               =======             =======

FUNDING SOURCES

      The Bank's primary funding source is its base of core customer deposits, which includes interest and non-interest bearing demand deposits, savings accounts, money market accounts and certificates of deposit. Other sources of funds have been through advances from FHLB. In addition, the Bank has participated in bidding for temporary investments available through the local government bodies within the market areas in which the Bank provides banking services, typically with maturities of less than sixty days and with denominations in excess of $1 million. However, due to the liquidity position of the Bank, such funding has not been utilized during the past year ended December 31, 2001. The following table presents information with respect to the average balances of these funding sources.

The Bank's average total deposits were $125,135,000 for the year ended December 31, 2001, compared to $119,608,000 for the year ended December 31, 2000. The Bank has increased funding from NOW accounts and Money Market accounts by $4,877,000 over 2000, while average balances of savings accounts has increased just $19,000. Management continues to emphasize the benefits of gathering non-certificate funding as a means of decreasing the Bank's funding costs, improving levels of fee income derived from depository relationships, and to encouraging a stronger relationship with its customer base. By acquiring primary transaction accounts, the Bank is less susceptible to loss of accounts during periods of volatile interest rates. Funding in certificates of deposits increased by just $632,000 from 2000 to an average of $75,971,000 for the year ended December 31, 2001. The lack of growth in certificates of deposits was due to a lack of strong loan demand, and the resulting high levels of liquidity, prompting management to take a more passive approach in pricing of such products.

FUNDING SOURCES--AVERAGE BALANCES

                                                           YEAR ENDED          YEAR ENDED
                                                       DECEMBER 31, 2001   DECEMBER 31, 2000
                                                       -----------------   -----------------
                                                          (DOLLARS IN         (DOLLARS IN
                                                           THOUSANDS)          THOUSANDS)
CORE DEPOSITS:
Non-Interest Bearing Demand and NOW Accounts........        $ 19,488            $ 17,027
Money Market Accounts...............................          23,198              20,783
Savings Accounts....................................           6,478               6,459
Certificates of Deposit.............................          75,971              75,339
                                                            --------            --------
Total Deposits......................................         125,135             119,608
FHLB Advances.......................................          10,235              25,609
                                                            --------            --------
Total Funding Sources...............................        $135,370            $145,217
                                                            ========            ========

FUNDING SOURCES--YIELDS

                                                  YEAR             YEAR        PERCENTAGE
                                                 ENDED            ENDED          CHANGE
                                              DECEMBER 31,     DECEMBER 31,     2000 TO
                                                 2001             2000            2001
                                              ------------     ------------    ----------
CORE DEPOSITS:
Non-Interest Bearing Demand and
  NOW Accounts.......................            1.21%            1.29%          -6.20%
Money Market Accounts................            4.00%            4.88%         -18.03%
Savings Accounts.....................            2.13%            2.24%          -4.91%
Certificates of Deposit                          6.51%            6.25%           4.16%
                                                 -----            -----           -----
Total Deposits.......................            4.99%            5.09%          -1.96%
FHLB Advances........................            6.12%            6.10%           0.33%
                                                 -----            ----            -----
Total Funding Sources................            5.08%            5.27%          -3.61%
                                                 =====            ====           ======

                                                               BALANCE AT
                                               MINIMUM        DECEMBER 31,          % OF            WEIGHTED
                                           OPENING BALANCE        2001            DEPOSITS        AVERAGE RATE
                                           ---------------    ------------        --------        ------------
                                                (DOLLARS IN THOUSANDS, EXCEPT FOR OPENING BALANCE AMOUNTS)
WITHDRAWABLE:
Savings Accounts......................        $      5        $   6,388              5.94%            2.10%
Non-interest Bearing Checking.........              25            1,940              1.80%
Now Accounts..........................              50           18,833             17.50%            2.04%
Money Market Accounts.................          10,000           14,563             13.53%            2.54%
                                                               --------            -------
Total Withdrawable....................                           41,724             38.77%
                                                               --------            -------
CERTIFICATES (ORIGINAL TERMS):
12 Months or Less.....................         Various           24,928             23.16%            6.24%
13 to 36 Months.......................             500           21,308             19.80%            6.36%
37 Months and Greater.................             500            8,940              8.31%            6.23%

Jumbo Certificates....................         100,000           10,720              9.96%            6.54%
                                                               --------            -------
Total Certificates....................                           65,896             61.23%            6.33%
                                                               --------            -------
Total Deposits........................                         $107,620            100.00%
                                                               ========            =======

CERTIFICATES OF DEPOSITS, BY RATE

                                                                   DECEMBER 31,
                                                                       2001
                                                                  --------------
                                                                  (IN THOUSANDS)
Under 3%.......................................................      $  2,850
3% to 3.99%....................................................         3,546
4% to 4.99%....................................................         2,808
5% to 5.99%....................................................         8,010
6% to 6.99%....................................................        11,825
7% and over....................................................        36,857
                                                                       ------
                                                                     $ 65,896
                                                                     ========

CERTIFICATES OF DEPOSITS, BY RATE AND TERM

                             AMOUNTS AT DECEMBER 31, 2001 MATURING IN:
                             -----------------------------------------
                                                                       GREATER
                             ONE YEAR OR                              THAN THREE
                                 LESS      TWO YEARS    THREE YEARS     YEARS        TOTAL
                             -----------   ---------    -----------   ----------   --------
                                                      (IN THOUSANDS)
Under 3%..................    $  2,762      $    18       $    70       $     0    $  2,850
3% -- 3.99%...............       2,908          343           259            36       3,546
4% -- 4.99%...............         861          736           498           713       2,808
5% -- 5.99%...............       4,077        2,381           682           870       8,010
6% -- 6.99%...............       6,857        3,168           427         1,373      11,825
7% and over...............      30,353        2,411           345         3,748      36,857
                              --------      -------       -------       -------    --------
                              $ 47,818      $ 9,057       $ 2,281       $ 6,740    $ 65,896
                              ========      =======       =======       =======    ========

TIME DEPOSIT OF $100,000 AND OVER

                                                                  (DOLLARS IN THOUSANDS)
Three Months or Less ..........................................          $ 1,623
Greater than Three Months Through Six Months ..................              222
Greater than Six Months Through Twelve Months .................            6,008
Over Twelve Months ............................................            2,867
                                                                         -------
Total .........................................................          $10,720
                                                                         =======

FHLB ADVANCES

                                                                      AT OR FOR THE YEAR    AT OR FOR THE YEAR
                                                                     ENDED DECEMBER 31,    ENDED DECEMBER 31,
                                                                             2001                  2000
                                                                     ------------------    ------------------
                                                                         (DOLLARS IN           (DOLLARS IN
                                                                          THOUSANDS)            THOUSANDS)
FHLB Advances Outstandings at End of Period .......................        $ 5,000              $12,500
Average Balance for Period ........................................         10,235               25,609
Maximum Amount Outstanding at any Month-End During the Period .....         20,000               37,900
Weighted Average Interest Rate During the Period ..................           6.04%                5.99%
Weighted Average Interest Rate at End of Period ...................           5.41%                6.14%

LIQUIDITY AND RATE SENSITIVITY

      The Company's liquidity position is the primary source of additional capital for infusion into its banking subsidiary. During the year ended December 31, 2001, the Company has significantly reduced its use of funds through improved expense controls and capital expenditure policies. In order to further improve the Company's liquidity position, a $700,000 corporate security was liquidated during the third quarter. Due to the Company's current liquidity sources and its decreased use of funds, the Company does not anticipate the need for any additional external funding over the next twelve months.

      The primary function of liquidity and interest rate sensitivity management is to provide for and assure an ongoing flow of funds that is adequate to meet all current and future financial needs of the Bank. Such financial needs include funding credit commitments, satisfying deposit withdrawal requests, purchasing property and equipment and paying operating expenses. The funding sources of liquidity are principally the maturing assets, payments on loans issued by the Bank, net deposit growth, and other borrowings. The purpose of liquidity management is to match sources of funds with anticipated customer borrowings and withdrawals and other obligations along with ensuring a dependable funding base. Alternative sources of liquidity include acquiring jumbo certificates resulting from local government bidding, liquidation of marketable investment securities, sales and/or securitization of pools of loans, and additional draws against available credit at the FHLB.

      Rate sensitivity analysis places each of the Bank's balance sheet components in its appropriate maturity and/or repricing frequency, thus allowing management to measure the exposure to changes in interest rates. The Bank is required to provide quarterly reporting to the Office of Thrift Supervision
(OTS) in the form of Schedule CMR, which accompanies the Bank's filing of the Thrift Financial Report (TFR). This data is modeled by the OTS and is reported back to the Bank representing the Bank's NPV (net portfolio value), which reflects the economic value of the Bank's balance sheet when discounted against current market rates and assumptions regarding prepayments and other factors influencing cash flows of the financial instruments contained therein. The base value is then shocked against assumed changes in market interest rates with particular attention to the scenario of rates increasing 200 basis points. This information is reviewed by management to determine appropriate action to be taken to reposition the balance sheet to reduce the sensitivity of the institution. The results of the OTS modeling and management's strategies are then presented to the Board of Directors to establish the Bank's status with regard to its Asset/Liability and Interest Rate Sensitivity policies.

      The Bank's Asset/Liability Committee, which sets forth guidelines under which the Bank manages funding sources, its investments and loan portfolios, is responsible for monitoring the Bank's sensitivity measures. The objective of this committee is to provide for the maintenance of an adequate net interest margin, appropriate NPV levels, and adequate level of liquidity to keep the Bank sound and profitable during all stages of an interest rate cycle. The Chief Financial Officer has been authorized by the Board of Directors to perform the daily management functions related to asset/liability management and investment trading activities for the Bank.

      At December 31, 2001, $17,642,000 of the loan portfolio is due to mature or reprice within one year, compared to $29,677,000 of the portfolio at December 31, 2000. This reduction in repriceable loans is mostly due to the Fort Wayne loan sales, which included a higher proportion of variable rate loans than the remaining portfolio. In the investment securities category, $3,926,000 of the portfolio matures or reprices within one year, compared to $6,030,000 at December 31, 2000. After the sale of a large portion of the adjustable rate mortgage-backed securities in the last half of 2000, the adjustable rate mortgages prepaid rapidly during a time when fixed rate financing could be acquired at favorable rates to the consumer. The repayment of this portion of the portfolio was more significant than additional purchases of such securities in 2001.

      Management's objective in interest rate sensitivity is to reduce the Bank's vulnerability to future interest rate fluctuations while providing for growth and stability of net interest margin.

      The cumulative GAP ratio of the Bank on December 31, 2001 was 8.26 percent for interest rate sensitive assets and liabilities of ninety days or less and (17.45) percent for interest rate sensitive assets and liabilities for one year or less. These ratios show an improvement in the 90-day gap but a slight decline in the one-year gap when compared to 2000 levels.

INTEREST RATE SENSITIVITY ANALYSIS

                                                                                                       BEYOND
                                                      1 - 90 DAYS    91 - 365 DAYS    1 - 5 YEARS      5 YEARS          TOTAL
                                                      -----------    -------------    -----------      -------         --------
                                                                                (DOLLARS IN THOUSANDS)
EARNING ASSETS:
Investment Securities ............................      $  2,761       $  1,164        $  9,315        $ 14,218        $ 27,458
Interest-Bearing Deposits ........................        10,921             --              --              --          10,921
Loans (excluding non-accruing) ...................        13,413          4,229          11,768          44,418          73,828
                                                        --------       --------        --------        --------        --------
Total Earning Assets .............................        27,095          5,393          21,083          58,636         112,207
INTEREST-BEARING LIABILITIES:
Savings and Transaction Deposits .................         2,523          7,760          21,711           9,791          41,785
Time Deposits ....................................         8,758         39,060          18,029              49          65,896
Borrowed Funds ...................................         2,500             --           2,500                           5,000
                                                        --------       --------        --------        --------        --------
Total Interest-Bearing Liabilities ...............        13,781         46,820          42,240           9,840         112,681
Interest Rate Sensitivity Gap Per Period .........        13,314        (41,427)        (21,157)        (48,796)

Cumulative Interest Rate Gap .....................      $ 13,314       $(28,113)       $(49,270)       $   (474)
                                                        --------       --------        --------        --------
Cumulative Interest Sensitivity Gap as
  a Percentage of Total Assets ...................          8.26%        (17.45)%        (30.58)%         (0.29)%

NET PORTFOLIO VALUE

                                              $ AMOUNT       $ CHANGE      % CHANGE      NPV RATIO      CHANGE
                                              --------       --------      --------      ---------      ------
                                                                     (DOLLARS IN THOUSANDS)
+300 bp..............................           7,595         (4,196)         -36%         6.29%         -297 bp
+200 bp..............................           8,992         (2,799)         -24%         7.32%         -194 bp
+100 bp..............................          10,402         (1,389)         -12%         8.31%         - 95 bp
   0 bp..............................          11,791                                      9.26%
-100 bp..............................          12,357            566            5%         9.60%         + 34 bp

The OTS' Net Portfolio Value model data for December 31, 2001 excluded the -200 bp and -300 bp scenarios because of the abnormally low prevailing interest rate environment.

EFFECTS OF INFLATION

      The assets and liabilities of a banking entity are unlike companies with investments in inventory, plant and equipment. Assets are primarily monetary in nature and differ from the assets of most non-financial services companies. The performance of a bank is affected more by changes in interest rates than by inflation.

      Because of the relatively low rate of inflation over the past years, the impact upon the Company's balance sheet and levels of income and expense has been minimal.

                          INDEPENDENT AUDITORS' REPORT

Shareholders and Board of Directors
Blue River Bancshares, Inc. and Subsidiary
Shelbyville, Indiana

      We have audited the accompanying consolidated balance sheet of Blue River Bancshares, Inc. and subsidiary (the "Company") as of December 31, 2001, and the consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001, and the results of their operations and their cash flows for the years ended December 31, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 10 to the consolidated financial statements, on July 10, 2000, Shelby County Bank received a letter from the Office of Thrift Supervision ("OTS") which designated the Bank to be in "troubled condition" subjecting the Bank to various restrictions as determined by the OTS. On February 7, 2001, Blue River Bancshares, Inc. received a letter from the OTS which designated the Company to be in "troubled condition" subjecting the Company to various restrictions as determined by the OTS.


DELOITTE & TOUCHE LLP
Indianapolis, Indiana
March 15, 2002

                           BLUE RIVER BANCSHARES, INC.
               CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2001

ASSETS:
Cash and cash equivalents:
  Cash and due from banks ................................................................      $  4,116,043
  Interest-bearing deposits ..............................................................        10,921,285
                                                                                                ------------
       Total cash and cash equivalents ...................................................        15,037,328
Securities available for sale--at fair value (amortized cost: $27,163,802) ...............        27,341,021
Securities held to maturity--at amortized cost (fair value: $296,696) ....................           294,551
Loans receivable, net of allowance for loan losses of  ($1,891,366) ......................        71,935,752
Stock in FHLB of Indianapolis, at cost ...................................................         2,153,000
Accrued interest receivable ..............................................................           718,586
Income taxes receivable ..................................................................           225,000
Deferred income taxes ....................................................................         2,133,814
Premises and equipment, net ..............................................................         1,973,769
Real estate owned ........................................................................         1,003,329
Prepaid expenses and other assets ........................................................           544,293
Goodwill, net ............................................................................         2,429,081
                                                                                                ------------
       Total assets ......................................................................      $125,789,524
                                                                                                ============
LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
  Deposits ...............................................................................      $107,619,674
  Advances from FHLB .....................................................................         5,000,000
  Accrued interest on deposits and FHLB advances .........................................           243,207
  Accrued expenses and other liabilities .................................................           333,740
                                                                                                ------------
       Total liabilities .................................................................       113,196,621
                                                                                                ------------
SHAREHOLDERS' EQUITY:
  Preferred stock, no par value: 2,000,000 shares authorized, none issued
  Common stock, no par value: 15 million shares authorized, 1,549,913 shares issued;
    1,549,913 shares  outstanding ........................................................        16,579,196
  Accumulated deficit ....................................................................        (4,092,623)
  Accumulated other comprehensive income, net of deferred taxes ..........................           106,330
                                                                                                ------------
       Total shareholders' equity ........................................................        12,592,903
                                                                                                ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ...............................................      $125,789,524
                                                                                                ============

          See accompanying notes to consolidated financial statements.

                           BLUE RIVER BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           YEAR              YEAR
                                                           ENDED             ENDED
                                                        DECEMBER 31,      DECEMBER 31,
                                                           2001              2000
                                                        ------------      ------------
INTEREST INCOME:
  Loans receivable ...............................      $ 9,018,648       $ 9,894,850
  Mortgage-backed securities and investment
     securities ..................................        1,148,468         1,912,998
  Interest-bearing deposits ......................          365,081           237,639
  Dividends from FHLB and other ..................          160,044           177,652
                                                        -----------       -----------
       Total interest income .....................       10,692,241        12,223,139
                                                        -----------       -----------
INTEREST EXPENSE:
  Interest expense on deposits ...................        6,248,527         6,087,707
  Interest expense on FHLB advances ..............          627,269         1,560,594
                                                        -----------       -----------
       Total interest expense ....................        6,875,796         7,648,301
                                                        -----------       -----------
Net Interest Income ..............................        3,816,445         4,574,838
Provision for Loan Losses ........................        1,985,000         1,662,931
                                                        -----------       -----------
Net Interest Income After Provision for Loan
  Losses .........................................        1,831,445         2,911,907
                                                        -----------       -----------
NON-INTEREST INCOME:
  Service charges and fees .......................          254,473           252,697
  Other ..........................................         (189,357)          167,263
                                                        -----------       -----------
       Total non-interest income .................           65,116           419,960
                                                        -----------       -----------
NON-INTEREST EXPENSE:
  Salaries and employee benefits .................        2,183,061         2,315,850
  Premises and equipment .........................          712,797           770,201
  Federal deposit insurance ......................          222,083           112,041
  Data processing ................................          524,747           479,965
  Advertising and promotion ......................           48,316           233,880
  Bank fees and charges ..........................           84,909            74,559
  Professional fees ..............................          434,335           586,079
  Directors fees .................................          124,825           109,800
  Stationary and supplies ........................           71,543            81,681
  Other ..........................................          617,874           614,712
  Goodwill amortization ..........................          212,412           212,412
                                                        -----------       -----------
       Total non-interest expense ................        5,236,902         5,591,180
                                                        -----------       -----------
Loss Before Income Taxes .........................       (3,340,341)       (2,259,313)
Income Tax Benefit ...............................       (1,163,966)         (786,676)
                                                        -----------       -----------
Net Loss .........................................      $(2,176,375)      $(1,472,637)
                                                        ===========       ===========
Basic Loss Per Common Share ......................      $     (1.40)      $     (0.96)
Diluted Loss Per Common Share ....................      $     (1.40)      $     (0.96)
Weighted Average Shares Outstanding ..............        1,549,913         1,530,058

          See accompanying notes to consolidated financial statements.

                           BLUE RIVER BANCSHARES, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
            FOR THE PERIOD FROM JANUARY 1, 2000 TO DECEMBER 31, 2001

                                                                                              ACCUMULATED
                                                                                                 OTHER
                                                                                             COMPREHENSIVE
                                                                                              INCOME, NET        TOTAL
                                               COMPREHENSIVE     COMMON       ACCUMULATED     OR DEFERRED    SHAREHOLDERS'
                                                    LOSS          STOCK         DEFICIT          TAXES           EQUITY
                                               -------------   -----------    -----------    --------------   -------------
Balance at January 1, 2000                                     $16,258,736    $  (443,611)   $   (437,901)     $15,377,224
  Net loss .................................   $(1,472,637)                    (1,472,637)                      (1,472,637)
                                               -----------
  Other Comprehensive income:
     Unrealized Losses on Securities,
       Net of Reclassification adjustment ..       346,695                                        346,695          346,695
                                                   -------
  Other comprehensive income ...............       346,695
                                                   -------
COMPREHENSIVE LOSS .........................   $(1,125,942)
                                               ===========
Proceeds from private placement offering ...                       299,570                                         299,570
Proceeds from re-issuance of common stock ..                        20,890                                          20,890
                                                               -----------    -----------     -----------      -----------

Balance at December 31, 2000                                   $16,579,196    $(1,916,248)    $   (91,206)     $14,571,742
  Net loss .................................   $(2,176,375)                    (2,176,375)                      (2,176,375)
                                               -----------
  Other Comprehensive income:
     Unrealized Gain on  Securities,
       Net of Reclassification adjustment ..       197,536                                        197,536          197,536
                                                   -------
  Other comprehensive income ...............       197,536
                                                   -------
COMPREHENSIVE LOSS .........................   $(1,978,839)
                                               ===========     -----------    -----------    ------------      -----------
Balance at December 31, 2001 ...............                   $16,579,196    $(4,092,623)   $    106,330      $12,592,903
                                                               ===========    ===========    ============      ===========

          See accompanying notes to consolidated financial statements.

                           BLUE RIVER BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEAR              YEAR
                                                                     ENDED              ENDED
                                                                  DECEMBER 31,       DECEMBER 31,
                                                                     2001               2000
                                                                 -------------      -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss ...................................................     $  (2,176,375)     $  (1,472,637)
Adjustments to reconcile net loss to net cash
  from operating activities:
  Depreciation and amortization ............................           489,330            538,242
  Net amortization of premiums and discounts ...............           117,404             93,169
  Loss on sale of loans ....................................                 0              9,998
  Loss on sale of Fort Wayne branches ......................           275,927                 0
  Loss on sale of securities available for sale ............            22,968             39,313
  Loss on sale of  premises and equipment ..................             7,192                  0
  Impairment charge to premises and equipment ..............           139,907                  0
  Provision for loan losses ................................         1,985,000          1,662,931
  Deferred income taxes ....................................          (952,867)           (24,218)
Changes in assets and liabilities:
  Accrued interest receivable ..............................           379,878            (55,778)
  Other assets .............................................          (607,043)          (690,054)
  Other liabilities ........................................          (299,687)           114,334
                                                                 -------------      -------------
       Net cash from operating activities ..................          (618,366)           215,300
                                                                 -------------      -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Loans funded net of collections ..........................         6,193,787         (4,167,692)
  Proceeds from sale of loans, including those
    sold with Fort Wayne branches ..........................        30,656,502          1,687,848
  Maturities of securities available for sale...............        10,283,905          4,150,776
  Proceeds from sale of premises and equipment included
     in sale of branches....................................           456,422                  0
  Proceeds from sale/(purchase of) premises and equipment...            35,741           (104,387)
  Proceeds from sale of securities available
    for sale ...............................................           654,064         15,440,083
  Purchase of securities available for sale ................       (18,729,690)       (14,114,386)
                                                                 -------------      -------------
       Net cash provided/(used) by investing activities ....        29,550,731          2,892,242
                                                                 -------------      -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from FHLB advances and other borrowings .........        10,000,000         84,175,000
  Net change in deposits ...................................       (13,706,364)        30,482,085
  Sale of deposits included in sale of Fort
    Wayne branches .........................................       (11,772,950)                 0
  Repayment of FHLB advance and other borrowings ...........       (17,500,000)      (106,283,800)
  Proceeds from issuance of common stock ...................                 0            320,460
                                                                 -------------      -------------
       Net cash provided by financing activities ...........       (32,979,314)         8,693,745
                                                                 -------------      -------------
  Net increase (decrease) in cash and cash equivalents .....        (4,046,949)        11,801,287
  Cash and cash equivalents at beginning of period .........        19,084,277          7,282,990
                                                                 -------------      -------------
  Cash and cash equivalents at end of period ...............     $  15,037,328      $  19,084,277
                                                                 =============      =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid ............................................     $   6,888,000      $   7,573,000
  Income taxes paid ........................................     $           0      $     120,000
  Loans transferred to real estate owned ...................     $     991,000      $           0

          See accompanying notes to consolidated financial statements.

                           BLUE RIVER BANCSHARES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001 AND FOR THE
              YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The accounting policies of Blue River Bancshares, Inc. (the "Company") conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking and thrift industry. A summary of the more significant accounting policies follows:

      BASIS OF PRESENTATION -- The consolidated financial statements include the accounts of Blue River Bancshares, Inc. (the "Company") and its wholly owned subsidiary Shelby County Bank (the "Bank") and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

      DESCRIPTION OF BUSINESS -- The Bank provides financial services to south central Indiana through its main office in Shelbyville and three other full service branches in Shelbyville, Morristown, and St. Paul, Indiana.

      On December 31, 2001, the Company completed the sale of its two Fort Wayne branches pursuant to a Branch Purchase and Assumption Agreement ("the Agreement") entered into with Community First Bank and Trust, an Ohio state-chartered bank ("Community") on October 17, 2001. The Agreement provided for Community's assumption of certain deposit and other liabilities and purchase of certain assets of two branch offices. Under the terms of the Agreement, Community acquired the loans, personal property, fixed assets, cash, records, and real property lease interests of the two Branches located in Fort Wayne, Indiana. The transaction involved the purchase of approximately $31 million in assets and the assumption of approximately $11 million in liabilities. The difference between the assets and liabilities was offset by a cash payment from Community to the Company of approximately $20 million. Community also retained all the employees of the First Community branches.

      The Bank is subject to competition from other financial institutions and is regulated by certain federal agencies and undergoes periodic examinations by those regulatory authorities. (See Note 10).

      USE OF ESTIMATES -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates most susceptible to change in the near term include the allowance for loan losses and the fair value of securities.

      CASH AND CASH EQUIVALENTS -- All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

      SECURITIES -- Securities are required to be classified as held to maturity, available for sale or trading. Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity. Debt and equity securities not classified as either held to maturity or trading securities are classified as available for sale. Only those securities classified as held to maturity are reported at amortized cost, with those available for sale reported at fair value with unrealized gains and losses excluded from earnings and reported as other comprehensive income. Premiums and discounts are amortized over the contractual lives of the related securities using the level yield method. Gain or loss on sale of securities is based on the specific identification method.

      REVENUE RECOGNITION -- Interest on real estate, commercial and installments loans is accrued over the term of the loans on a level yield basis. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business.

      Nonrefundable loan origination fees, net of certain direct loan origination costs, are deferred and recognized as a yield adjustment over the life of the underlying loan. Any unamortized fees on loans sold are included as part of the gain/loss on sale of loans at time of sale.

      The Company discontinues accruing interest on loans and reverses previously accrued amounts for commercial and consumer loans that are more than 90 days past due and 120 days past due on mortgage loans. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments returns to normal, in which case the loan is returned to accrual status.

      PROVISION FOR LOAN LOSSES -- A provision for estimated losses on loans and real estate owned is charged to operations based upon management's evaluation of the probable losses. Such an evaluation, which includes a review of all loans for which full collectibility may not be reasonably assured considers, among other matters, the estimated net realizable value of the underlying collateral, as applicable, economic conditions, historical loan loss experience and other factors that are particularly susceptible to changes that could result in a material adjustment in the near term. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary due to regulatory requirements or if economic conditions change substantially from the assumptions used in making the evaluations.

      FHLB STOCK -- Federal law requires a member institution of the Federal Home Loan Bank ("FHLB") system to hold common stock of its district FHLB according to a predetermined formula. This investment is stated at cost, which represents redemption value, and may be pledged to secure FHLB advances.

      REAL ESTATE OWNED -- Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure and is recorded at the lower of cost or fair value less estimated costs to sell. When property is acquired, it is recorded at the lower of cost or estimated fair value at the date of acquisition, with any resulting write-down charged against the allowance for loan losses. Any subsequent deterioration of the property is charged directly to real estate owned expense. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the property are charged to expense as incurred.

      PREMISES AND EQUIPMENT -- Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives that range from 2 to 40 years.

      GOODWILL -- Goodwill is amortized using the straight line method over 15 years. Amortization expense for the year ended December 31, 2001 was approximately $212,000. Management reviews intangible assets for possible impairment if there is a significant event that detrimentally affects operations. Impairment is measured using estimates of the future earnings potential of the entity or assets acquired. See "New Accounting Pronouncements".

      INCOME TAXES -- The Company and its wholly owned subsidiary file consolidated income tax returns. Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and the basis of such assets and liabilities as measured by tax laws and regulations.

      EARNINGS PER COMMON SHARE -- Earnings per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year.

      The following is a reconciliation of the weighted average common shares for the basic and diluted earnings per share computations:

                                                          YEAR            YEAR
                                                          ENDED           ENDED
                                                      DECEMBER 31,    DECEMBER 31,
                                                          2001            2000
                                                      ------------    ------------
Basic Earnings per Share:
  Weighted Average Common Shares .................     1,549,913       1,530,058
                                                       ---------       ---------
Diluted Earnings per Share:
  Weighted Average Common Shares .................     1,549,913       1,530,058
                                                       ---------       ---------

Weighted Average Common and Incremental
  Shares .........................................     1,549,913       1,530,058
                                                       ---------       ---------

      COMPREHENSIVE INCOME -- Reclassification adjustments have been determined for all components of other comprehensive income reported in the consolidated statements of changes in shareholders' equity. Amounts presented within those statements for the years ended December 31, 2001 and December 31, 2000 are as follows:

                                                       YEAR            YEAR
                                                       ENDED           ENDED
                                                   DECEMBER 31,    DECEMBER 31,
                                                       2001            2000
                                                   ------------    ------------
Other comprehensive income:
Net unrealized holding gains ...................     $304,942        $536,201
Less: reclassification adjustment for
  gains realized in net income .................       22,968          39,313
                                                     --------        --------
Other comprehensive income before tax ..........      327,910         575,514
Income tax expense related to items of
  other comprehensive income ...................      130,374         228,819
                                                     --------        --------
Other comprehensive income, net of tax .........     $197,536        $346,695
                                                     ========        ========

      SEGMENT INFORMATION -- The Company has disclosed all required information relating to its one operating segment.

                           BLUE RIVER BANCSHARES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001 AND FOR THE
              YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

      NEW ACCOUNTING PRONOUNCEMENTS -- In June 1998, SFAS No. 133, ("SFAS 133") Accounting for Derivative Instruments and Hedging Activities, was issued. This statement was amended by Statement of Financial Accounting Standards No. 137 ("SFAS 137"), Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS 133. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognizes all derivatives as either assets or liabilities in the statement of financial condition and measures those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a hedge of foreign currency exposure. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. The Company adopted this statement on January 1, 2001, and the adoption of this statement had no material impact on the financial condition, results of operations or cash flows of the Company.

      Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations," was issued in July 2001. SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method.

      Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," was issued in July 2001. Under SFAS 142, goodwill amortization ceases when the new standard is adopted. The new rules also require an initial goodwill impairment assessment in the year of adoption and at least annual impairment tests thereafter. SFAS 142, is effective for the Company January 1, 2002. Annual goodwill amortization of approximately $212,000 will cease. Management has not determined whether any impairment charge will result from the adoption of SFAS 142.

      Statement of Financial Accounting Standards No. 143 ("SFAS 143"), "Accounting for Asset Retirement Obligations," was issued in June 2001 and is effective for financial statements issued for fiscal years beginning after June 15, 2002. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Management has not yet quantified the effect, if any, of this new standard on the consolidated financial statements.

      Statement of Financial Accounting Standards No. 144 ("SFAS 144), "Accounting for the Impairment or Disposal of Long-Lived Assets" was issued in August 2001 and is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Management has not yet quantified the effect, if any, of this new standard on the consolidated financial statements.

RECLASSIFICATION -- Certain amounts in the year ended December 31, 2000 have been reclassified to conform to the 2001 presentation.

                           BLUE RIVER BANCSHARES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001 AND FOR THE
              YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000

2. SECURITIES

      Securities at December 31, 2001 are as follows:

                                                                            GROSS UNREALIZED
                                                           AMORTIZED                                    FAIR
                                                             COST          GAINS        LOSSES          VALUE
                                                          -----------     --------     --------      -----------
SECURITIES AVAILABLE FOR SALE:
  Mortgage-backed securities ........................     $14,984,431     $152,248     $(58,945)     $15,077,734
  Corporate bonds ...................................         213,490        3,331         (461)         216,360
  Obligations of State and Political Subdivisions ...       2,629,979       51,960      (10,766)       2,671,173
  U.S. treasury and agency securities ...............       9,335,902       60,456      (20,604)       9,375,754
                                                          -----------     --------     --------      -----------
Total available for sale ............................     $27,163,802     $267,995     $(90,776)     $27,341,021
                                                          ===========     ========     ========      ===========
SECURITIES HELD TO MATURITY:
  Mortgage-backed securities ........................     $    88,580     $    849     $   (237)     $    89,192
  Municipal bonds ...................................         205,971        2,992       (1,459)         207,504
                                                          -----------     --------     --------      -----------
Total held to maturity ..............................     $   294,551     $  3,841     $ (1,696)     $   296,696
                                                          ===========     ========     ========      ===========

The carrying value of mortgage-backed securities, corporate bonds, and U.S. treasury and agencies at December 31, 2001 are shown below by their contractual maturity date. Actual maturities will differ because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            AVAILABLE FOR SALE           HELD TO MATURITY
                                                            ------------------           ----------------
                                                           AMORTIZED       FAIR       AMORTIZED        FAIR
                                                             COST          VALUE        COST           VALUE
                                                         -----------  -----------     ---------      --------
MORTGAGE-BACKED SECURITIES
  Due after one year through five years............      $    70,471  $    71,601
  Due after five years through ten years...........        2,081,558    2,078,395     $ 13,770       $ 14,416
  Due after ten years..............................       12,832,402   12,927,738       74,810         74,776
CORPORATE BONDS:
  Due after one year through five years............          213,490      216,360
OBLIGATIONS OF STATE AND POLITICAL SUBDIVISIONS:
  Due within one year..............................          215,014      215,283
  Due after one year through five years............        1,196,987    1,234,088      205,971        207,504
  Due after five years through ten years...........          867,922      882,512
  Due after ten years..............................          350,056      339,290
U.S. TREASURY AND AGENCY SECURITIES:
  Due after one year through five  years...........        5,560,992    5,578,001
  Due after five years through ten  years..........        3,274,910    3,296,348
  Due after ten years..............................          500,000      501,405
                                                         -----------  -----------     --------       --------
Total..............................................      $27,163,802  $27,341,021     $294,551       $296,696
                                                         ===========  ===========     ========       ========

3. LOANS RECEIVABLE

      Loans receivable at December 31, 2001 by major categories are as follows:

REAL ESTATE MORTGAGE LOANS:
  One-to-four family .................................................   $ 31,843,376
  Commercial .........................................................     23,397,672
  Home equity loans ..................................................      3,520,294
Consumer loans .......................................................     10,199,602
Commercial loans .....................................................      4,866,174

Allowance for loan losses ............................................     (1,891,366)
                                                                         ------------
                                                                         $ 71,935,752
                                                                         ============

                           BLUE RIVER BANCSHARES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001 AND FOR THE
              YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000

3. LOANS RECEIVABLE--(CONTINUED)

      Activity in the allowance for loan losses for the periods indicated were as follows:

                                                   YEAR                 YEAR
                                                   ENDED                ENDED
                                               DECEMBER 31,         DECEMBER 31,
                                                   2001                 2000
                                               ------------         ------------
Beginning balance ....................         $ 1,943,741          $   854,985
Provision for loan losses ............           1,985,000            1,662,931
Charge-offs ..........................          (2,311,520)            (577,954)
Recoveries ...........................             274,145                3,779
                                               -----------          -----------
Ending balance .......................         $ 1,891,366          $ 1,943,741
                                               ===========          ===========

      As of December 31, 2001, loans which were impaired in accordance with SFAS No.'s 114 and 118 totaled approximately $7,576,000. Specific reserves for credit losses allocated to these loans totaled approximately $1,617,000. The Bank's policy for recognizing income on impaired loans is to accrue interest until a loan is classified as impaired. For consumer and commercial loans that are determined to be impaired, interest accrued in excess of 90 days past the due date is charged against current earnings. For mortgage loans that are determined to be impaired, interest accrued in excess of 120 days past the due date is charged against current earnings. No interest is accrued after a loan is classified as impaired. All payments received for loans which are classified as impaired are utilized to reduce the principal balance outstanding.

4. PREMISES AND EQUIPMENT

      Premises and equipment at December 31, 2001 consists of the following:

Land and improvements ........................................      $   288,009
Buildings and improvements ...................................        1,921,524
Furniture and equipment ......................................        1,083,647
                                                                    -----------
                                                                      3,293,180
Less accumulated depreciation ................................       (1,319,411)
                                                                    -----------
                                                                    $ 1,973,769
                                                                    ===========

5. DEPOSITS

      Deposits at December 31, 2001 are as follows:

                                                                        WEIGHTED
                                                                         AVERAGE
                                                          AMOUNT          RATE
                                                       ------------     --------
Passbook Savings Accounts ......................       $  6,388,497      2.10%
Non-interest Bearing Checking ..................          1,939,845
Interest - Bearing Demand Deposits Accounts ....         18,832,364      2.04%
Money Market Accounts ..........................         14,562,834      2.54%
                                                       ------------      ----
    Total Transaction Accounts .................         41,723,540      2.13%
                                                       ------------      ----
Certificate Accounts:
  Under 12 Months ..............................         47,817,841      6.36%
  12 to 23 Months ..............................          9,057,097      6.17%
  24 to 35 Months ..............................          2,280,353      5.32%
  36 to 59 Months ..............................          6,691,352      6.64%
  Over 60 Months ...............................             49,491      7.25%
                                                       ------------      ----
                                                         65,896,134      6.33%
                                                       ------------      ----
                                                       $107,619,674      4.70%
                                                       ============      ====

                           BLUE RIVER BANCSHARES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001 AND FOR THE
              YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000

5. DEPOSITS--(CONTINUED)

     A summary of certificate accounts by scheduled maturities at December 31, 2001 is as follows:

                       2002           2003           2004           2005           2006       THEREAFTER       TOTAL
                   -----------     ----------     ----------     ----------     ----------    ----------    -----------
Under 3% .....     $ 2,762,486     $   18,013     $   69,525                                                $ 2,850,024
3% - 3.99% ...       2,908,253        342,660        258,531     $   36,500                                   3,545,944
4% - 4.99% ...         860,829        736,441        498,359        148,228     $  563,758                    2,807,615
5% - 5.99% ...       4,076,655      2,380,968        682,384        257,011        612,919                    8,009,937
6% - 6.99% ...       6,856,968      3,168,239        426,587        704,856        668,073                   11,824,723
Over 7% ......      30,352,651      2,410,775        344,967      2,991,563        708,444       49,491      36,857,891
                   -----------     ----------     ----------     ----------     ----------     --------     -----------
                   $47,817,842     $9,057,096     $2,280,353     $4,138,158     $2,553,194     $ 49,491     $65,896,134
                   ===========     ==========     ==========     ==========     ==========     ========     ===========

      A summary of interest expense for the periods indicated is as follows:

                                                   YEAR ENDED          YEAR ENDED
                                                DECEMBER 31, 2001   DECEMBER 31, 2000
                                                -----------------   -----------------
Account type:
  Passbook Savings Accounts ..................     $  138,338           $  144,762
  Interest-Bearing Demand Deposits Accounts ..        235,969              221,117
  Money Market Accounts ......................        927,649            1,013,580
  Certificates ...............................      4,946,571            4,708,248
                                                   ----------           ----------
                                                   $6,248,527           $6,087,707
                                                   ==========           ==========

6. FEDERAL HOME LOAN BANK ADVANCES

     Federal Home Loan Bank advances at December 31, 2001 are as follows:

                                                                   WEIGHTED
                                                                   AVERAGE
                                                                   INTEREST
                                                     AMOUNT         RATES
                                                  ----------       --------
FISCAL YEAR MATURITY
2002 ........................................     $2,500,000         5.37%
2004 ........................................      2,500,000         5.44%
                                                  ----------         ----
                                                  $5,000,000         5.41%
                                                  ==========         ====

      The advances from the Federal Home Loan Bank ("FHLB") are collateralized by mortgage loans and investment securities pledged by the Bank. The FHLB holds original notes and mortgages of the pledged loan products and provides safekeeping services related to the pledged investment securities.

                           BLUE RIVER BANCSHARES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001 AND FOR THE
              YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000

7. STOCK OPTION PLANS

      The Company has adopted separate stock option plans for Directors of the Company and the Bank (the "1997 Directors' Stock Option Plan" and the "2000 Directors' Stock Option Plan") and the officers and key employees of the Company and the Bank (the "1997 Key Employee Stock Option Plan" and "2000 Key Employee Stock Option Plan"). The Company has reserved a total of 62,400 shares pursuant to the Directors' Stock Option Plans and 103,000 shares pursuant to the Key Employee Stock Option Plans. The option exercise price per share for the 1997 plans is the greater of $12.00 per share or the fair value of a share on the date of grant and $8.27 per share or the fair value on the date of the grant for the 2000 plans. The stock options are exercisable at any time within the maximum term of five years for incentive stock options and ten years for non-qualified stock options of the employee stock option plan and fifteen years under the Directors' Stock Option Plan from the grant date. The options are nontransferable and are forfeited upon termination of employment or as a director.

      The following is an analysis of the activity for the year ended December 31, 2001 and the stock options outstanding at the end of the respective years:

                                                                       WEIGHTED
                                                                       AVERAGE
             OPTIONS                                     SHARES         RATES
--------------------------------                         -------       --------
Outstanding at December 31, 1999 ..............          115,000         $12.00
Granted .......................................           22,750         $ 8.27
Forfeited or expired ..........................          (49,900)        $11.89
                                                         -------
Outstanding at December 31, 2000 ..............           87,850         $11.11
Granted .......................................                0         $ 8.27
Forfeited or expired ..........................           (4,500)        $ 8.27
                                                         -------
Outstanding at December 31, 2001 ..............           83,350         $10.96
                                                         =======

      As of December 31, 2001 and 2000, options outstanding had a weighted average exercise price of $10.96 and $11.11, respectively and a weighted average remaining contractual life of approximately 11 and 12 years, respectively. Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," provides for, at the option of the Company, a fair value method of accounting for stock options and similar equity instruments. The Company has elected to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Had compensation cost for the plans been determined based on the fair value at the grant dates for awards under the plan consistent with the fair value method of SFAS 123, the Company's net loss and net loss per share for the year ended December 31, 2001 and the year ended December 31, 2000 would have increased to the pro forma amounts indicated below:

NET LOSS:                                                2001           2000
                                                     -----------    -----------
  As reported ....................................   $(2,176,375)   $(1,472,637)
  Pro forma ......................................   $(2,240,603)   $(1,536,865)
NET LOSS PER SHARE:
     Basic earnings (loss) per share .............   $     (1.40)   $     (0.96)
     Dilutive earnings (loss) per share ..........   $     (1.40)   $     (0.96)
  Pro forma earnings (loss) per share
     Basic earnings (loss) per share .............   $     (1.45)   $     (1.00)
     Dilutive earnings (loss) per share ..........   $     (1.45)   $     (1.00)

      The weighted average fair value of options granted was $3.36 per share in 2000. The fair value of the options granted are estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: no dividend yield, risk-free interest rate of 5.6% in 2000, annualized volatility of 30% in 2000, and an expected life of five years. The pro forma amounts may not be representative of the effects on reported net income for future years.

                           BLUE RIVER BANCSHARES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001 AND FOR THE
              YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000

8. INCOME TAXES

      An analysis of the income tax provision is as follows:

                                                     YEAR              YEAR
                                                     ENDED             ENDED
                                                  DECEMBER 31,      DECEMBER 31,
                                                      2001              2000
                                                  ------------      ------------
Current:
  Federal .....................................   $   (27,466)       $  47,918
  State .......................................         7,934          (81,716)
                                                  -----------        ---------
                                                      (19,532)         (33,798)
Deferred ......................................    (1,144,434)         820,474
                                                  -----------        ---------
                                                  $(1,163,966)       $ 786,676
                                                  ===========        =========

      A reconciliation between the effective tax rate and the statutory tax rate is as follows:

                                                     YEAR              YEAR
                                                     ENDED             ENDED
                                                  DECEMBER 31,      DECEMBER 31,
                                                      2001              2000
                                                  ------------      ------------
U.S. Federal Statutory Rate ...................      (34.0)%          (34.0)%
State Income Tax, Net of Federal Income
  Tax Benefit .................................       (4.2)%           (4.9)%
Nondeductible Goodwill ........................        2.2%             3.2%
Other, Net ....................................        1.2%             0.9%
                                                     -----            -----
Effective Tax Rate ............................      (34.8)%          (34.8)%
                                                     =====            =====

      The significant components of the Bank's net deferred tax asset as of December 31, 2001 are as follows:

Accrued Expenses Not Currently Deductible .................         $    80,824
Allowance for Loan Losses .................................             781,981
Net Operating Loss Carryforward ...........................           1,494,341
Investment Securities Available for Sale ..................             (71,071)
Other .....................................................            (152,261)
                                                                    -----------
Net Deferred Tax Asset ....................................         $ 2,133,814
                                                                    ===========

      As of December 31, 2001, the Bank's net operating loss carryforwards expire in fiscal year 2021. Based on management's assessment it is more likely than not that all net deferred tax assets will be realized through future taxable earnings or implementation of tax planning strategies.

      Under the Internal Revenue Code, prior to 1997, the Bank was allowed a special bad debt deduction for additions to tax bad debt reserves established for the purpose of absorbing losses. Subject to certain limitations, the allowable bad debt deduction was computed based on one of two alternative methods: (1) a percent of taxable income before such deduction or (2) loss experience method. The Bank generally computed its annual addition to its tax bad debt reserves using the percentage of taxable income prior to 1997.

      Beginning in fiscal 1997, the Bank is no longer allowed a special bad debt deduction using the percentage of taxable income method and is required to recapture its excess tax bad debt reserve over its 1987 base year reserve over a six-year period. This amount has been provided for the Bank's net deferred tax liability.

      Approximately $1.1 million, for which no provision for Federal income taxes has been made, represents allocations of earnings to tax bad debt deductions prior to 1987 for federal income tax purposes. Reduction of amounts so allocated for purposes other than tax bad debt losses will create taxable income, which will be subject to the then current corporate income tax rate. It is not contemplated that amounts allocated to bad debt deductions will be used in any manner to create taxable income.

                           BLUE RIVER BANCSHARES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001 AND FOR THE
              YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000

9. RELATED PARTY TRANSACTIONS

      In the ordinary course of business, the Company has loan, deposit and other transactions with executive officers, directors and principal shareholders, and with organizations and individuals with which they are financially or otherwise closely associated. As defined, total loans to executive officers, directors and principal shareholders were approximately $1,083,000 at December 31, 2001.

      A law firm in which a director is a partner received payments of $18,968 and $5,779 for 2001 and 2000, respectively. The firm provides legal services primarily in loan-related matters.

      A real estate appraisal company, owned by a director, received payments of $16,950 and $23,300 for 2001 and 2000, respectively. The appraisals are performed at rates at or near prevailing rates in the Shelby County market. The appraisal company does not provide all appraisals for Shelby County Bank and also provides its services for other lenders in the local marketplace.

      A company owned by a director, which provides title and abstract work for Shelby County Bank received payments of $3,926 and $4,528 for 2001 and 2000, respectively. The company performs its services for other lenders in the local market, and is compensated at or near prevailing market rates.

      An oil company, owned by a director was paid $700 and $2,601 for 2001 and 2000, respectively, for petroleum products and auto maintenance related to company-owned vehicles used for courier services between the banking offices. The 2000 amount includes amounts paid for company-provided vehicles for select executive officers, which have been eliminated as of December 31, 2001.

      A travel company, co-owned by a director, received payments of $1,338 and $139 for 2001 and 2000, respectively for travel services related to meetings and conferences attended by executive officers of the Company.

10. REGULATORY CAPITAL REQUIREMENTS

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possible additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.

      The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank's primary regulatory agency, the OTS, requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 3%, and total risk-based capital (as defined) of 8%. The Bank is also subject to prompt corrective action capital requirement regulations set forth by the Federal Deposit Insurance Corporation ("FDIC"). The FDIC requires the Bank to maintain minimum capital amounts and ratios of weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2001, management believes that the Bank meets all capital adequacy requirements to which it is subject.

                           BLUE RIVER BANCSHARES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001 AND FOR THE
              YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000

10. REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

      As of December 31, 2001, the most recent notification from the OTS categorized the Bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Bank must maintain minimum total risk based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table below:

                                                                       AS OF DECEMBER 31, 2001
                                                             -----------------------------------------
                                                                ACTUAL CAPITAL       REQUIRED CAPITAL
                                                             -------------------   -------------------
                                                               AMOUNT      RATIO     AMOUNT      RATIO
                                                             ----------    -----   ----------    -----
OTS capital adequacy:
  Tangible capital .......................................   $6,784,000     5.7%   $1,799,000     1.5%
  Core capital ...........................................    6,784,000     5.7%    3,597,000     3.0%
  Total risk-based capital ...............................    7,734,000    10.3%    6,002,000     8.0%
FDICIA regulations to be classified "well capitalized":
  Tier 1 leverage capital ................................    6,784,000     5.7%    5,996,000     5.0%
  Tier 1 risk based capital ..............................    6,784,000     9.0%    4,501,000     6.0%
  Total risk-based capital ...............................    7,734,000    10.3%    7,502,000    10.0%

      On July 10, 2000 the Office of Thrift Supervision (the "OTS") issued a letter which formally designated Shelby County Bank to be in "troubled condition" based upon the preliminary findings of the OTS' then ongoing examination of the Bank. The OTS expressed supervisory concern relating to the Bank's management, operating losses, interest rate risk sensitivity, internal controls and loan documentation. Pursuant to the letter, the Bank is subject to the following restrictions: (i) no increase in total assets during any quarter in excess of an amount equal to interest credited on deposits during the quarter without prior written approval of the OTS, (ii) prior OTS approval of all executive compensation and agreements and the hiring of any executive officer, director or consultant or changing the responsibilities of any current executive officer, (iii) prior notice to the OTS of all transactions between the Bank and its affiliates, (iv) prior OTS approval of all transactions between the Bank and third parties outside the normal course of business and (v) no golden parachute payments by the Bank, unless permissible pursuant to applicable law. The Company and the Bank are taking action to address the concerns set forth in this letter. The growth restrictions imposed by the OTS may have a material adverse effect on the Bank's operations.

      On February 7, 2001 the OTS issued a letter which formally designated Blue River Bancshares to be in "troubled condition" pursuant to the results of the March 13, 2000 examination. This letter places restrictions on the Company to notify the OTS at least 30 days prior to adding or replacing of members of the board of directors, or employing or changing responsibilities of senior executive officers. The letter also prohibits golden parachute payments unless such payments are permitted by regulation.

On April 5, 2001, the OTS notified Shelby County Bank in writing that the business plan and budget submitted by the Bank had been approved. Although the Bank is no longer subject to the growth restrictions previously imposed by the OTS, the Bank may not make any significant changes to its business plan and budget without prior approval of the OTS. The Bank's business plan and budget contemplates minimal growth in the foreseeable future. However, there can be no assurances that the Bank will grow. In fact, depending on business conditions, the Bank's size may decrease.

11. EMPLOYEE BENEFIT PLANS

      The Company has an employee 401(K) plan established for substantially all full-time employees, as defined. The Company has elected to match contributions equal to 50% of the employee contributions, up to a maximum of 6% of an individual's total eligible salary, as defined. Contributions totaled approximately $41,000 and $45,000 for the years ended December 31, 2001 and 2000, respectively.

12. COMMITMENTS

      In the normal course of business, the Bank makes various commitments to extend credit, which are not reflected in the accompanying consolidated financial statements. At December 31, 2001, the Bank had loan commitments approximating $577,000 excluding undisbursed portions of loans in process, and unused portions of lines of credit of approximately $2,436,000. Outstanding letters of credit totaled approximately $642,000 at December 31, 2001.

In the event of nonperformance by the other parties to the financial instruments, the Bank's exposure to credit loss for commitments to extend credit is represented by the contract amount of those instruments.

      The Bank uses the same credit policies and collateral requirements in making commitments as it does for on-balance sheet financial instruments.

                           BLUE RIVER BANCSHARES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001 AND FOR THE
              YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000

13. PARENT COMPANY FINANCIAL INFORMATION

      Condensed Balance Sheet as of December 31, 2001:

ASSETS
  Cash and cash equivalents ................................       $   826,292
  Securities available for sale ............................            99,539
  Investment in subsidiary .................................        10,932,189
  Other ....................................................           816,184
                                                                   -----------
       Total assets ........................................       $12,674,204
                                                                   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Other liabilities ........................................       $    81,301
  Shareholders' equity .....................................        12,592,903
                                                                   -----------
       Total liabilities and shareholders' equity ..........       $12,674,204
                                                                   ===========

      Condensed Statements of Earnings are as follows:

                                                              YEAR           YEAR
                                                              ENDED          ENDED
                                                          DECEMBER 31,   DECEMBER 31,
                                                              2001           2000
                                                          ------------   ------------
Interest income, net of interest expense ..............   $    35,670    $    85,090
Non-interest income ...................................      (126,125)        33,278
Non-interest expense ..................................      (240,218)      (790,931)
                                                          -----------    -----------
Income (loss) before income taxes and equity in
  undistributed earnings of Shelby County Bank ........      (330,673)      (672,563)
Income tax expense (benefit) ..........................      (128,008)      (229,056)
                                                          -----------    -----------
Income (loss) before equity in undistributed
  Earnings of Shelby County Bank ......................      (202,665)      (443,507)
Equity in undistributed earnings (loss) of Shelby
  County Bank .........................................    (1,973,710)    (1,029,130)
                                                          -----------    -----------
Net income (loss) .....................................   $(2,176,375)   $(1,472,637)
                                                          ===========    ===========

     Condensed Statements of Cash Flows are as follows:

                                                                        YEAR           YEAR
                                                                        ENDED          ENDED
                                                                     DECEMBER 31,   DECEMBER 31,
                                                                         2001           2000
                                                                     ------------   ------------
Cash Flows From Operating Activities:
  Net loss .......................................................   $(2,176,375)   $(1,472,637)
  Adjustments to reconcile net cash from operating activities:
     Equity in undistributed earnings (loss) of subsidiary .......     1,973,710      1,029,130
     Gain on sale of premises and equipment ......................             0        (20,156)
     Loss on sale of available-for-sale securities ...............        22,968              0
     Depreciation and amortization ...............................        37,733         93,201
     (Increase) Decrease in other assets .........................       (95,859)       581,607
     Increase (Decrease) in other liabilities ....................       (25,754)    (1,164,563)
                                                                     -----------    -----------
       Net cash from operating Activities ........................      (263,577)      (953,418)
                                                                     -----------    -----------
Cash Flows from Investing Activities:
  Maturities of securities .......................................             0        310,476
  Proceeds from sale of available-for-sale securities ............       677,032              0
  Net investment in subsidiary ...................................             0        (18,482)
  Proceeds from sale of premises and equipment ...................       146,271         40,900
  Purchase of premises and equipment .............................             0       (382,035)
                                                                     -----------    -----------
       Net cash from investing activities ........................       823,303        (49,141)
                                                                     -----------    -----------
Cash Flows from Financing Activities:
  Proceeds from issuance of common stock .........................             0        320,459
                                                                     -----------    -----------
       Net cash from financing activities ........................             0        320,459
                                                                     -----------    -----------
Net increase / (decrease) in cash and cash equivalents ...........       559,726       (682,100)
Cash and cash equivalents at beginning of period .................       266,566        948,666
                                                                     -----------    -----------
Cash and cash equivalents at end of period .......................   $   826,292    $   266,566
                                                                     ===========    ===========

                           BLUE RIVER BANCSHARES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001 AND FOR THE
              YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following disclosure of fair value information is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments. SFAS No. 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate value. The estimated fair value amounts have been determined by the Company using available market information and other appropriate valuation techniques. These techniques are significantly affected by the assumptions used, such as the discount rate and estimates of future cash flows. Accordingly, the estimates made herein are not necessarily indicative of the amounts the Company could realize in a current market exchange and the use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amount.

      The following schedule includes the book value and estimated fair value of all financial assets and liabilities, as well as certain off balance sheet items, at December 31, 2001.

      CASH AND CASH EQUIVALENTS -- For these instruments, the carrying amount is a reasonable estimate of fair value.

      INVESTMENT SECURITIES -- For investment securities, fair values are based on quoted market prices, if available. For securities where quoted prices are not available, fair value is estimated based on market prices of similar securities.

      LOANS -- The fair value of loans is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

      DEPOSITS -- The fair value of non-interest bearing demand deposits and savings and NOW accounts is the amount payable as of the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

      STOCK IN FHLB OF INDIANAPOLIS -- The fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

      ACCRUED INTEREST RECEIVABLE -- The fair value of these financial instruments approximates carrying value.

      FHLB ADVANCES -- The fair values of the FHLB advances approximate carrying values as the interest rates are variable and adjust to market rates.

      ACCRUED INTEREST PAYABLE -- The fair value of these financial instruments approximates carrying value.

      The estimated carrying and fair values of the Company's financial instruments as of December 31, 2001 as follows:

                                                                     CARRYING       ESTIMATED
                                                                      AMOUNT       FAIR VALUE
                                                                   ------------   ------------
Assets
  Cash and cash equivalents....................................    $ 15,037,000   $ 15,037,000
  Investment securities held to maturity.......................         295,000        297,000
  Investment securities available for sale.....................      27,164,000     27,341,000
  Loans receivable.............................................      73,827,000     74,856,000
  Stock in FHLB of Indianapolis................................       2,153,000      2,153,000
  Accrued interest receivable..................................         718,000        718,000
Liabilities
  Deposits.....................................................     107,620,000    109,961,000
  FHLB advances................................................       5,000,000      5,091,000
  Accrued interest payable.....................................         243,000        243,000

                             SHAREHOLDER INFORMATION

STOCK INFORMATION

      The Company's common stock is traded on the NASDAQ SmallCap Market under the symbol "BRBI".

      The Company had 131 Shareholders of Record as of March 15, 2002.

SALE PRICE PER SHARE

                                           2001              2000
                                           ----              ----
     QUARTER                          HIGH      LOW     HIGH      LOW
---------------                      ------   ------   ------   ------
First Quarter ...................    $ 4.25   $ 3.06   $ 5.13   $ 3.94
Second Quarter ..................      4.85     3.43     4.63     3.50
Third Quarter ...................      4.70     3.31     4.75     3.56
Fourth Quarter ..................      4.65     3.45     4.25     2.13

ANNUAL REPORT ON FORM 10-KSB

      A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE BY WRITING:

                               Bradley A. Long
                               Chief Financial Officer
                               Blue River Bancshares, Inc.
                               29 E. Washington Street
                               Shelbyville, IN 46176

STOCK TRANSFER AGENT

      Inquiries regarding stock transfer, registration, lost certificates or changes in name and address should be directed to the stock transfer agent and registrar by writing:

                               Continental Stock Transfer & Trust Company
                               17 Battery Place
                               New York, NY 10004

INVESTOR INFORMATION

      Stockholders, investors, and analysts interested in additional information may contact Terry Smith, Director of Investor Relations, Blue River Bancshares, Inc.

Independent Auditor       Legal Counsel             Corporate Offices
DELOITTE & TOUCHE LLP     KRIEG DEVAULT LLP         BLUE RIVER BANCSHARES, INC.
111 Monument Circle       One Indiana Square        29 E. Washington St.
Suite 2000                Suite 2800                Shelbyville, IN 46176
Indianapolis, IN 46204    Indianapolis, IN 46204    888-842-2265

                             DIRECTORS AND OFFICERS

BOARD OF DIRECTORS                            BOARD OF DIRECTORS
BLUE RIVER BANCSHARES, INC.                   SHELBY COUNTY BANK
---------------------------                   ------------------
STEVEN R. ABEL                                STEVEN R. ABEL
Owner                                         Owner
Hoosier Appraisal Service                     Hoosier Appraisal Service
Chairman of the Board & CEO                   Chairman of the Board

LAWRENCE T. TOOMBS                            LAWRENCE T. TOOMBS
President                                     President & CEO

WENDELL L. BERNARD                            WENDELL L. BERNARD
Owner                                         Owner
Bernard Realty                                Bernard Realty

D. WARREN ROBISON                             D. WARREN ROBISON
Owner                                         Owner
Hale Abstract                                 Hale Abstract

PETER G. DEPREZ                               PETER G. DEPREZ
Attorney                                      Attorney
Brown, Linder & DePrez                        Brown, Linder & DePrez

MICHAEL J. VAUGHT                             MICHAEL J. VAUGHT
Owner                                         Owner
Economy Oil Corporation                       Economy Oil Corporation

RALPH W. VAN NATTA                            RALPH W. VAN NATTA
Retired                                       Retired

OFFICERS                                      OFFICERS
BLUE RIVER BANCSHARES, INC.                   SHELBY COUNTY BANK
---------------------------                   ------------------
STEVEN R. ABEL                                STEVEN R. ABEL
Chairman of the Board & CEO                   Chairman of the Board

LAWRENCE T. TOOMBS                            LAWRENCE T. TOOMBS
President                                     President & CEO

D. WARREN ROBISON                             BRADLEY A. LONG
Senior Vice President, Secretary              Senior Vice President &
                                              Chief Financial Officer

BRADLEY A. LONG                               TERRY A. SMITH
Vice President, Chief Financial Officer       Vice President, Marketing & HR

TERRY A. SMITH                                RITA A. STURGILL
Vice President, Marketing & HR                Vice President, Audit

RITA A. STURGILL                              RONALD L. LANTER
Vice President, Auditor                       Vice President, Lending

                                              JOYCE E. FORD
                                              Vice President, Mortgage

                                              PATRICE M. LIMA
                                              Vice President, Controller


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